As filed with the Securities and Exchange Commission on February 1, 2016

Registration Statement No. 333-209032

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to the

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

PRECISION OPTICS CORPORATION, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	3845	04-2795294
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Dr. Joseph N. Forkey
Precision Optics Corporation, Inc.	Precision Optics Corporation, Inc.
22 East Broadway	22 East Broadway
Gardner, MA 01440	Gardner, MA 01440
(978) 630-1800	(978) 630-1800
(Address and telephone number of registrant’s principal executive offices)	(Name, address, and telephone of agent for service)

Copies of communications to:

Amy M. Trombly, Esq.

1314 Main Street, Suite 102
Louisville, CO 80027

Phone (617) 243-0060

Fax (617) 243-0066

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01, to be sold by existing stockholders	1,648,249	$0.35	$576,887	$58.09*

* Previously paid.

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act. The price per share and aggregate offering prices for the shares registered hereby are calculated on the basis of $0.35, which is the average of the high and low prices of the registrant’s common stock as reported on the OTCQB on January 15, 2016.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

PRECISION OPTICS CORPORATION, INC.

OFFERING UP TO 1,648,249 SHARES OF COMMON STOCK

This prospectus relates to the sale or other disposition of up to 1,648,249 shares of our common stock by selling stockholders. We are not selling any securities in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by us. Our common stock is quoted on the OTCQB under the symbol “PEYE.” On January 29, 2016, the last reported sale price of our common stock on the OTCQB was $0.50 per share.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE

SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS.

SEE “RISK FACTORS” BEGINNING ON PAGE 5.

You should rely only on the information provided in this prospectus or any supplement to this prospectus and information incorporated by reference. We have not authorized anyone else to provide you with different information. Neither the delivery of this prospectus nor any distribution of the shares of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Subject to completion, the date of this prospectus is February 1, 2016.

i

PRECISION OPTICS CORPORATION, INC.

PROSPECTUS SUMMARY

The following information is a summary of the prospectus and it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the financial statements and the notes relating to the financial statements.

ABOUT US

We incorporated in Massachusetts in December 1982 and have been publicly-owned since November 1990. References to our Company contained herein include our two wholly-owned subsidiaries, Precise Medical, Inc. and Wood’s Precision Optics Corporation, Limited, except where the context otherwise requires. Our fiscal year end is June 30. Our principal executive offices are located at 22 East Broadway, Gardner, Massachusetts 01440-3338. Our telephone number is (978) 630-1800. Our website is www.poci.com. Information contained on our website does not constitute part of this prospectus.

We have been developing and manufacturing advanced optical instruments since 1982. Today, the vast majority of our business is the design and manufacture of high-quality medical devices and approximately 10% of our business is design and manufacture of military and industrial products. Our medical instrumentation line includes traditional endoscopes and endocouplers as well as other custom imaging and illumination products for use in minimally invasive surgical procedures. Much of our recent development efforts have been targeted at the development of next generation endoscopes. For the last ten years, we have funded internal research and development programs to develop next generation capabilities for designing and manufacturing 3D endoscopes and very small Microprecision™ lenses, anticipating future requirements as the surgical community continues to demand smaller and more enhanced imaging systems for minimally invasive surgery. Our unique proprietary technology in these areas, combined with recent developments in the areas of 3D displays and millimeter sized image sensors, has allowed us to begin commercialization of these technologies. We believe that new products based on these technologies provide enhanced imaging for existing surgical procedures and can enable development of many new procedures.

SUMMARY FINANCIAL DATA

Because this is only a summary of our financial information, it does not contain all of the financial information that may be important to you.  Therefore, you should carefully read all of the information in this prospectus and any prospectus supplement, including the financial statements and their explanatory notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before making a decision to invest in our common stock. The information contained in the following summary is derived from our unaudited financial statements for the quarters ended September 30, 2015 and 2014, and our audited financial statements from the fiscal years ended June 30, 2015 and 2014.

	(unaudited) Quarters Ended September 30,		(audited) Fiscal Year Ended June 30,
	2015	2014	2015	2014
Revenues	$858,427	$830,714	$3,912,060	$3,651,181
Cost of goods sold	726,089	718,576	3,113,789	2,850,386
Gross profit	132,338	112,138	798,271	800,795
Research and development expenses, net	150,768	76,712	492,937	471,106
Selling, general and administrative expenses	365,026	347,147	1,545,462	1,503,443
Gain on sale of assets	(1,566)	(15,282)	(27,075)	(14,028)
Total operating expenses	514,228	408,577	2,011,324	1,960,521
Operating loss	–	–	(1,213,053)	(1,159,726)
Other income	–	–	35,172	–
Loss before provision for income taxes	–	–	(1,177,881)	(1,159,726)
Provision for income taxes	–	–	912	912
Net loss	$(381,890)	$(296,439)	$(1,178,793)	$(1,160,638)

1

THE OFFERING

Common stock outstanding as of December 31, 2015	7,434,582 shares

Common stock to be registered	1,648,249 shares

Use of proceeds	We will not receive any proceeds from the sale or other disposition of common stock by the selling stockholders. We may receive proceeds if the warrants are exercised. If we receive proceeds, we will use them for general corporate purposes.

Stock symbol	PEYE

THE TRANSACTIONS

Private Placement of Common Stock October 2015

On October 19, 2015, we entered into agreements with institutional and accredited investors for the sale and purchase of 1,044,776 shares of our common stock, $0.01 par value at a purchase price of $0.67 per share. We received $700,000 in gross proceeds from the offering. We intend to use the net proceeds from this placement for general working capital purposes.

In conjunction with the placement, we also entered into a registration rights agreement with the investors, whereby we are obligated to file a registration statement with the Securities Exchange Commission on or before 90 calendar days after October 19, 2015 to register the resale by the investors of the 1,044,776 shares of the common stock purchased in the placement. Certain directors participated in the October 2015 offering and purchased an aggregate of 102,238 shares of common stock at an aggregate purchase price of $68,500.

The selling stockholders who participated in the October 2015 offering are as follows:

Selling Stockholder	Common shares purchased in the October 2015 Offering	Consideration paid for common stock and in the October 2015 Offering
Kenneth S. Schwartz	14,925	$10,000.00
Ralph Weil Revocable Trust, Ralph Weil & Karen Weil Trustees	50,000	$33,500.00
ProActive Capital Resources Group LLC	14,925	$10,000.00
MHW Partners, LP	87,313	$58,500.00
Joseph A. Schueller	50,000	$33,500.00
Dolphin Offshore Partners L.P.	695,674	$466,100.00
Hershey Strategic Capital L.P.	37,313	$25,000
Tamas Gonda, MD	37,313	$25,000
Lewis Schneider	37,313	$25,000
Christopher Lahiji	20,000	$13,400.00
TOTAL	1,044,776	$700,000.00

Private Placement of Common Stock and Warrants on September 28, 2012

On September 28, 2012, we closed on agreements with accredited investors for the sale and purchase of units consisting of an aggregate of (i) 2,777,795 shares of our common stock, and (ii) warrants to purchase an aggregate of 1,944,475 shares of common stock, at a per unit price of $0.90. Each unit consisted of one share of common stock and 70% warrant coverage. The warrants have an exercise price of $1.25 per share, subject to adjustment, a call provision if certain market price targets are reached, will expire September 28, 2017, and are exercisable in whole or in part, at any time prior to expiration. Certain directors and officers participated in the offering and purchased a total aggregate amount of approximately $80,000 of units in the offering.

We received $2.5 million in gross proceeds from the offering. We retained Loewen, Ondaatje, McCutcheon USA LTD as the exclusive placement agent for the offering. In addition to the payment of certain cash fees upon closing of the offering, we issued a warrant to the placement agent to purchase up to 194,446 shares of common stock on substantially similar terms to the warrants issued in the offering, except that the placement agent warrant has an exercise price of $0.95 per share. We used the net proceeds from the offering to fund start-up costs associated with our previously-announced order for micro endoscopes as well as other orders for new products in addition to working capital needs and for general corporate purposes.

As a result of the issuance of shares of common stock in a private placement in July 2014, certain anti-dilution provisions in the September 28, 2012 warrants were triggered and the aggregate number of September 2012 warrants increased from 1,944,475 to 2,189,724 and 194,446 to 217,322, respectively, and the related exercise price decreased from $1.25 to $1.11 and from $0.95 to $0.85, respectively.

As a result of the issuance of shares of common stock in a private placement in October 2015, the aggregate number of September 2012 warrants increased from 2,189,724 to 2,293,013 and 217,322 to 222,559, respectively, and the related exercise price decreased from $1.11 to $1.06 and from $0.85 to $0.83, respectively.

2

As these anti-dilution increases in warrant shares have not been previously registered, we are required to register these additional securities. The investors who participated in the 2012 transaction and are named as “Selling Security Holders” in this prospectus are as follows:

Selling Stockholder	Common shares purchased in the September 2012 offering	Shares that may be issued upon exercise of warrants in the September 2012 offering	Additional shares that may be issued due to anti-dilution provisions of warrants acquired in the September 2012 offering	Consideration paid for common stock and warrants in the September 2012 offering
Allan, David G.	111,112	77,779	13,942	$100,000.80
Alpha Capital Anstalt	277,778	194,445	34,854	$250,000.20
Arno, Elizabeth	27,778	19,445	3,485	$25,000.20
Elizabeth Arno cust FBO George Arno UTMA	5,556	3,890	697	$5,000.40
Elizabeth Arno TTEE u/a dtd 09/02/2015 FBO Melissa Arno Trust 2015	5,556	3,890	697	$5,000.40
Dafna LifeScience Market Neutral, L.P.	77,778	54,445	9,759	$70,000.20
Dafna LifeScience, L.P.	111,111	77,778	13,942	$99,999.90
Dafna LifeScience Select, L.P.	200,000	140,000	25,094	$180,000.00
DeBare, Charles A.	55,556	38,890	6,971	$50,000.40
DeBare, Mary A.	55,556	38,890	6,971	$50,000.40
Forkey, Richard E.	27,778	19,445	3,485	$25,000.20
Green, Mark	5,556	3,890	697	$5,000.40
Gutfreund, John Peter	11,112	7,779	1,394	$10,000.80
Iroquois Master Fund, Ltd.	111,112	77,779	13,942	$100,000.80
JBA Investments LLC	27,778	19,445	3,485	$25,000.20
Joseph N. Forkey and Heather C. Forkey JTTEN	22,223	15,557	2,789	$20,000.70
Karfunkel, George	111,112	77,779	13,942	$100,000.80
Kozersky, Lara	5,556	3,890	697	$5,000.40
Linda Gale Sampson Trust #2	27,778	19,445	3,486	$25,000.20
Loewen, Ondaatje, McCutcheon USA LTD (1)	–	194,446	28,113	$–
Major, Donald A.	27,778	19,445	3,485	$25,000.20
Matluck, Robert	27,778	19,445	3,485	$25,000.20
MHW Partners, L.P.	222,223	155,557	27,883	$200,000.70
Miles, Richard B.	11,112	7,779	1,394	$10,000.80
MJA Investments LLC	27,778	19,445	3,485	$25,000.20
NBCN Inc. ITF AC 5VE158E Garrett Herman (909369)	33,334	23,334	4,183	$30,000.60
Next Generation TS FBO Andrew Arno IRA 1663	111,112	77,779	13,942	$100,000.80
O'Connor, Pamela F.	111,112	77,779	13,942	$100,000.80
Riordan, Susan	11,112	7,779	1,394	$10,000.80
Saltiel, Howard	27,778	19,445	3,485	$25,000.20
Sarachek, Russell	27,778	19,445	3,485	$25,000.20
SAS Trust #1	27,778	19,445	3,485	$25,000.20
Schumsky, Arnold	83,334	58,334	10,456	$75,000.60
Smith, Jr., William W.	27,778	19,445	3,485	$25,000.20
Special Situations Fund III QP, L.P.	611,112	427,779	76,678	$550,000.80
Unterberg, Thomas I.	111,112	77,779	13,942	$100,000.80
TOTAL	2,777,795	2,138,921	376,651	$2,500,015.50

(1)	We retained Loewen, Ondaatje, McCutcheon USA LTD as the exclusive placement agent for the offering. In addition to the payment of certain cash fees upon closing of the offering, we issued a warrant to the placement agent to purchase up to 194,446 shares of common stock on similar terms to the warrants issued in the offering. The placement agent warrant has an original exercise price of $0.95 per share which has been adjusted to $0.83 and may continue to be adjusted downward.

3

Private Placement of 10% Senior Secured Convertible Notes and Warrants on June 25, 2008

On June 25, 2008, we entered into a purchase agreement, as amended on December 11, 2008, with institutional and other accredited investors pursuant to which we sold a total of $600,000 of 10% Senior Secured Convertible Notes, referred to as the “Notes,” that were convertible into a total of 480,000 shares of our common stock at a conversion rate of $1.25. The Notes held by Special Situations Fund III QP, L.P., Special Situations Private Equity Fund, L.P. and Mr. Schumsky have been satisfied in full and the obligations thereunder have been terminated. We also issued warrants to purchase a total of 316,800 shares of our common stock at an exercise price of $1.75 per share, referred to as the “June 2008 Warrants.” The June 2008 Warrants issued to Special Situations originally expired on June 25, 2015, but were extended by mutual agreement to May 11, 2017. Mr. Schumsky’s June 2008 Warrant expired according to its terms. The exercise price of the June 2008 Warrants has been and may continue to be adjusted downward in the event we issue shares of common stock or securities convertible into common stock at a price lower than the exercise price of the June 2008 Warrants at the time of issuance.

The investors that participated in the June 25, 2008 offering are as follows:

Selling stockholder	Shares that may be issued upon the exercise of the June 2008 Warrants	Additional shares that may be issued due to anti-dilution provisions of the June 2008 Warrants	Consideration paid for Notes and the June 2008 Warrants
Special Situations Fund III QP, L.P.	145,200	113,411	$275,000
Special Situations Private Equity Fund, L.P.	145,200	113,411	$275,000
Arnold Schumsky (1)	–	–	$50,000
TOTAL	290,400	226,822	$600,000

(1)	Mr. Schumsky’s warrants expired pursuant to their terms.

As a result of the issuance of warrants to purchase 100,000 shares of common stock in December 2010 and the September 28, 2012 private placement described above, certain anti-dilution provisions in the June 2008 Warrants were triggered and the number of June 2008 Warrants increased from 290,400 to 430,678 and the related exercise price of the June 2008 Warrants was reduced from $1.74 to $1.18.

As a result of the issuance of shares of common stock in a private placement in July 2014, certain anti-dilution provisions of the June 2008 Warrants were triggered and the number of existing June 2008 Warrants increased from 430,678 to 493,398 and the related exercise price of the June 2008 Warrants decreased from $1.18 per share to $1.03 per share.

As a result of the issuance of shares of common stock in a private placement in October 2015, certain anti-dilution provisions of the June 2008 Warrants were triggered and the number of existing June 2008 Warrants increased from 493,398 to 517,222 and the related exercise price of the June 2008 Warrants was reduced from $1.03 to $0.98.

4

RISK FACTORS

Risks Related to Our Business

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should give careful consideration to the following risk factors, in addition to the other information included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2015 filed with the Securities and Exchange Commission on October 13, 2015. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected and you may lose some or all of your investment.

We have a history of losses, we expect to continue to incur losses and we may never achieve profitability; and our June 30, 2015 audited consolidated financial statements included disclosure that casts substantial doubt regarding our ability to continue as a going concern.

During the years ended June 30, 2015 and 2014, we incurred net losses of $1,178,793 and $1,160,638, respectively. Our accumulated deficit at June 30, 2015 amounted to $42,629,510. We had working capital of $592,537 and $718,352 as of June 30, 2015 and 2014, respectively. During the year ended June 30, 2015, net cash used in operating activities amounted to $773,793. During the quarters ended September 30, 2015 and 2014, we incurred net losses of $381,890 and $296,439, respectively. Our accumulated deficit at September 30, 2015 amounted to $43,011,400. We had working capital of $310,696 and $592,537 as of September 30, 2015 and 2014, respectively. During the quarter ended September 30, 2015, net cash used in operating activities amounted to $125,084. Our independent auditors have included a “going concern” qualification in their audit report for the year ended June 30, 2015. We expect to continue incurring losses for the foreseeable future and may never achieve or sustain profitability. We must generate sufficient cash flow or raise additional capital to pursue our product development initiatives, penetrate markets for the sale of our products and continue as a going concern. We cannot provide any assurance that we will raise additional capital. We believe that we have access to capital resources through possible public or private equity offerings, debt financings, corporate collaborations or other means. We may not raise enough capital to meet our needs and we may have to raise additional capital in the future. If we are unable to secure additional capital, we may be required to curtail our research and development initiatives and take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations. These measures could cause significant delays in our efforts to further commercialize our products, which are critical to the realization of our business plan and to our future operations. These matters raise substantial doubt about our ability to continue as a going concern or become profitable.

We rely on a small number of customers who may not consistently purchase our products in the future and if we lose any one of these customers, our revenues may decline.

In the fiscal year ended June 30, 2015, our four largest customers represented approximately 23%, 15%, 11% and 9%, respectively, of our total revenues. In the fiscal year ended June 30, 2014, our three largest customers represented approximately 21%, 21% and 14%, respectively, of our total revenues. In the quarter ended September 30, 2015, our three largest customers represented approximately 21%, 16%, and 13%, respectively, of our total revenues. In the quarter ended September 30, 2014, our four largest customers represented approximately 25%, 12%, 10% and 8%, respectively, of our total revenues. No other customer accounted for more than 10% of our revenues during those periods. At June 30, 2015, receivables from our four largest customers were 38%, 13%, 12% and 10%, respectively, of the total accounts receivable. At June 30, 2014, receivables from our three largest customers were 30%, 17% and 11%, of the total accounts receivable.

In the future, a small number of customers may continue to represent a significant portion of our total revenues in any given period. These customers may not consistently purchase our products at a particular rate over any subsequent period. A loss of any of these customers could adversely affect our revenues.

We could suffer unrecoverable losses on our customers’ accounts receivable, which would adversely affect our financial results.

At June 30, 2015, receivables from our four largest customers were 38%, 13%, 12% and 10%, respectively, of the total accounts receivable. While we believe we have a varied customer base and have experienced strong collections in the past, we may experience changes in our customer base, including reductions in purchasing commitments, which could also have a material adverse effect on our revenues and liquidity. We have not purchased insurance on our accounts receivable balances.

We rely heavily upon the talents of our Chief Executive Officer, the loss of whom could damage our business.

Our performance depends to a large extent on a small number of key scientific, technical, managerial and marketing personnel. In particular, we believe our success is highly dependent upon the services and reputation of our Chief Executive Officer, Dr. Joseph N. Forkey. The loss of Dr. Forkey’s services could damage our business. Dr. Forkey provides highly valuable contributions to our capabilities in optical instrument development, in management of new technology and in potentially significant longer-term Company initiatives related to biophysics and biomedical instrumentation.

5

We must continue to be able to attract employees with the scientific and technical skills that our business requires and if we are unable to attract and retain such individuals, our business could be severely damaged.

Our ability to attract employees with a high degree of scientific and technical talent is crucial to the success of our business. There is intense competition for the services of such persons and we cannot guarantee that we will be able to attract and retain individuals possessing the necessary qualifications. If we cannot attract such individuals, we may not be able to produce our products and our business could be damaged.

We are subject to a high degree of regulatory oversight and, if we do not continue to receive the necessary regulatory approvals, our revenues may decline.

The FDA has granted us clearance to market the medical products we currently sell in the United States. However, prior FDA approval may be required before we can market additional medical products that we may develop in the future. We may also seek to sell current or future medical products in a manner that requires us to obtain FDA permission to market such products. We may also require the regulatory approval or license of other federal, state or local agencies or comparable agencies in other countries.

We may lose the FDA’s permission to market our current products or may not obtain the necessary regulatory permission, approvals or licenses for the marketing of any of our future products. Also, we cannot predict the impact on our business of FDA regulations or determinations arising from future legislation or administrative action. If we lose the FDA’s permission to market our current products or we do not obtain regulatory permission to market our future products, our revenues may decline and our business may be harmed.

We face risks inherent in product development and production under fixed-price purchase orders and these purchase orders may not be profitable over time.

A portion of our business has been devoted to research, development and production under fixed-price purchase orders. For our purposes, a fixed-price purchase order is any purchase order under which we will provide products or services for a fixed-price over an extended period of time, usually six months or longer. Fixed-price purchase orders represented approximately 25% to 50% of our total revenues during the last several years. We expect that revenues from fixed-price purchase orders will continue to represent a significant portion of our total revenues in future fiscal years.

Because they involve performance over time, we cannot predict with certainty the expenses involved in meeting our obligations under fixed-price purchase orders. Therefore, we can never be sure at the time we enter into any single fixed-price purchase order that such purchase order will be profitable for us.

Third parties may infringe on our intellectual property and, as a result, we could incur significant expense in protecting our patents or not have sufficient resources to protect them.

We utilize a number of licensed patents that are important to our business. In July 2011, we entered into an asset purchase agreement with Intuitive Surgical Operations, Inc., in which we received $2.5 million in connection with the sale of certain intellectual property. Pursuant to the agreement, we agreed to assign to Intuitive Surgical all of the issued and non-expired patents and pending patent applications we held at the time of the agreement and, in return, Intuitive Surgical agreed to grant to us a royalty-free, worldwide license to these patents in fields outside of medical robotics.

Although we are not currently aware of any past or present infringements of our patents, we plan, jointly with Intuitive Surgical, to protect these patents from infringement and obtain additional patents whenever feasible. To this end, we have obtained confidentiality agreements from our employees and consultants and others who have access to the design of our products and other proprietary information. Protecting and obtaining patents, however, is both time consuming and expensive. We therefore may not have the resources necessary to assert all potential patent infringement claims or pursue all patents that might be available to us. If our competitors or other third parties infringe on our patents, our business may be harmed.

Third parties may claim that we have infringed on their patents and, as a result, we could be prohibited from using all or part of any technology used in our products.

Should third parties claim a proprietary right to all or part of any technology that we use in our products, such a claim, regardless of its merit, could involve us in costly litigation. If successful, such a claim could also result in us being unable to freely use the technology that was the subject of the claim, or sell products embodying such technology. If we engage in litigation, our expenses may increase and our business may be harmed. If we are prohibited from using a particular technology in our products, our revenues may decline and our business may be harmed.

6

We depend on the availability of certain key supplies and services that are available from only a few sources and if we experience difficulty with a supplier, we may have difficulty finding alternative sources of these supplies or services.

We require certain key supplies to develop and manufacture our products, particularly our precision grade optical glass, which is available from only a few sources, each of which is located outside of the United States. Additionally, we rely on outside vendors to grind and polish certain of our lenses and other optical components, such as prisms and windows. Based upon our ordering experience to date, we believe the materials and services required for the production of our products are currently available in sufficient quantities to meet our needs. Our requirements are small relative to the total supply, and we are not currently encountering problems with availability. However, this does not mean that we will continue to have timely access to adequate supplies of essential materials and services in the future or that supplies of these materials and services will be available on satisfactory terms when the need arises. Our business could be severely damaged if we become unable to procure these essential materials and services in adequate quantities and at acceptable prices.

From time to time, subcontractors may produce some of our products for us, and our business is subject to the risk that these subcontractors fail to make timely delivery. Our products and services are also used as components of the products and services of other manufacturers. We are therefore subject to the risk that manufacturers that integrate our products or services into their own products or services are unable to acquire essential supplies and services from third parties in a timely fashion. If this occurs, we may not be able to deliver our products on a timely basis and our revenues may decline.

Our customers may claim that the products we sold them were defective and if our insurance is not sufficient to cover such a claim, we would be liable for the excess.

Like any manufacturer, we are and always have been exposed to liability claims resulting from the use of our products. We maintain product liability insurance to cover us in the event of liability claims, and as of December 31, 2015, no such claims have been asserted or threatened against us. However, our insurance may not be sufficient to cover all possible future product liabilities.

We would be liable if our business operations harmed the environment and a failure to maintain compliance with environmental laws could severely damage our business.

Our operations are subject to a variety of federal, state and local laws and regulations relating to the protection of the environment. From time to time, we use hazardous materials in our operations. Although we believe that we are in compliance with all applicable environmental laws and regulations, our business could be severely damaged by any failure to maintain such compliance.

Our quarterly financial results vary quarter to quarter and depend on many factors. As a result, we cannot predict with a high degree of certainty our operating results in any particular fiscal quarter.

Our quarterly operating results may vary significantly depending upon factors such as:

•	the timing of completion of significant customer orders;

•	the timing and amount of our research and development expenditures;

•	the costs of initial product production in connection with new products;

•	the timing of new product introductions—both by us and by our competitors;

•	the timing and level of market acceptance of new products or enhanced versions of our existing products;

•	our ability to retain existing customers and customers’ continued demand for our products and services;

•	our customers’ inventory levels, and levels of demand for our customers’ products and services; and

•	competitive pricing pressures.

We may not be able to grow or sustain revenues or achieve or maintain profitability on a quarterly or annual basis and levels of revenue and/or profitability may vary from one such period to another.

Some of our competitors are large, well-financed companies who have research and marketing capabilities that are superior to ours.

The industries in which we operate are highly competitive. Many of our existing and potential competitors have greater financial resources and manufacturing capabilities, more established and larger marketing and sales organizations and larger technical staffs than we have. Other companies, some with greater experience in the optics, semiconductor or medical products industries, are seeking to produce products and services that compete with our products and services.

7

RISKS RELATED TO OUR STOCK

Trading in our common stock is limited and the price of our common stock may be subject to substantial volatility.

Our common stock is quoted on OTCQB, the OTC market tier for companies that report to the SEC, under the symbol PEYE. We expect our common stock to continue to be quoted on the OTCQB for the foreseeable future. Broker-dealers may decline to trade in OTCQB stocks given the market for such securities is often limited, the stocks are more volatile and the risk to investors is greater. These factors may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of their shares. This could cause our stock price to decline.

Additionally, the price of our common stock may be volatile as a result of a number of factors, including, but not limited to, the following:

•	our ability to successfully conceive and to develop new products and services to enhance the performance characteristics and methods of manufacture of existing products;

•	our ability to retain existing customers and customers’ continued demand for our products and services;

•	the timing of our research and development expenditures and of new product introductions;

•	the timing and level of acceptance of new products or enhanced versions of our existing products; and

•	price and volume fluctuations in the stock market at large which do not relate to our operating performance.

“Penny stock” rules may make buying or selling our securities difficult which may make our stock less liquid and make it harder for investors to buy and sell our securities.

Trading in our securities is subject to the SEC’s “penny stock” rules and we anticipate that trading in our securities will continue to be subject to the penny stock rules for the foreseeable future. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by these requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.

We are contractually obligated to issue shares in the future, diluting your interest in us.

As of June 30, 2015, there were 1,079,079 shares of our common stock issuable upon exercise of stock options outstanding, at a weighted average exercise price of $1.43 per share. As of September 30, 2015, there were 1,079,079 shares of our common stock issuable upon exercise of stock options outstanding, at a weighted average exercise price of $1.43 per share. As of June 30, 2015, a total of 968,596 shares of our common stock are reserved for issuance under our 2011 Equity Incentive Plan. As of September 30, 2015, a total of 968,596 shares of our common stock are reserved for issuance under our 2011 Equity Incentive Plan. As of June 30, 2015, there are also warrants outstanding for the issuance of an aggregate of an additional 3,275,444 shares of our common stock, at a weighted average exercise price of $1.15 per share. As of September 30, 2015, there are also warrants outstanding for the issuance of an aggregate of an additional 3,270,444 shares of our common stock, at a weighted average exercise price of $1.12 per share. Moreover, we expect to issue additional shares and options to purchase shares of our common stock to compensate employees, consultants and directors, and we may issue additional shares to raise capital. Any such issuances will have the effect of further diluting the interest of the holders of our securities.

RISKS RELATED TO OFFERING

We will have broad discretion in how we use the proceeds, and we may use the proceeds in ways in which stockholders may disagree.

This prospectus relates to shares of our common stock and warrants to purchase shares of our common stock that may be offered and sold from time to time by certain selling stockholders. We will not receive proceeds from the sale or other disposition of shares of common stock being sold by our selling stockholders. However, we may receive proceeds from the exercise of warrants. We cannot predict when or if the warrants will be exercised. It is possible that the warrants may expire and may never be exercised. If we receive proceeds from the exercise of warrants, we intend to use the proceeds for working capital. Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business or cause the price of our common stock to decline.

8

The market price of our common stock may be volatile, and the value of stockholders’ investment could decline significantly.

The trading price for our common stock has been, and we expect it to continue to be, volatile. The price at which our common stock trades depends upon a number of factors, including our historical and anticipated operating results, our financial situation, announcements of new products by us or our competitors, our ability or inability to raise the additional capital we may need and the terms on which we raise it, and general market and economic conditions. Some of these factors are beyond our control. Broad market fluctuations may lower the market price of our common stock and affect the volume of trading in our stock, regardless of our financial condition, results of operations, business or prospects. It is impossible to assure you that the market price of our shares of common stock will not fall in the future.

Our stockholders will experience dilution in the value of their investment as a result of this offering and may experience additional dilution in the future.

Our stockholders incurred immediate and substantial dilution as a result of this offering. In the event investors exercise some or all of the warrants issued in this offering, stockholders will experience further dilution, however, we cannot predict if or when the warrants will be exercised.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties.  You should not place undue reliance on these forward-looking statements.  Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in our “Risk Factors” section. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. We will not receive proceeds from the sale or other disposition of shares of common stock being sold by our selling stockholders. We may receive proceeds if the warrants are exercised. If we receive proceeds, we will use them for general corporate purposes.

SELLING SECURITY HOLDERS

Based upon information available to us as of December 31, 2015 the following table sets forth the names of the selling stockholders, the number of shares owned, the number of shares registered by this registration statement and the number and percent of outstanding shares that the selling stockholders will own, assuming all of the shares are sold. The information provided in the table and discussions below has been obtained from the selling stockholders. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. As used in this prospectus, “selling stockholder” includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling stockholder as a gift, pledge, distribution or other transfer.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or entity identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

9

Name of Selling Security Holder	Ownership Before Offering (1)	Percentage of Outstanding Shares Owned Prior to Offering (2)	Number of Shares Offered	Number of Shares Owned After Offering (1)(3)	Percentage of Shares Owned After Offering (3)
Schwartz, Kenneth S. (4)	74,925	*	14,925	60,000	*
Ralph Weil Revocable Trust, Ralph Weil & Karen Weil Trustees (5)	50,000	*	50,000	0	*
ProActive Capital Resources Group LLC (6)	14,925	*	14,925	0	*
MHW Partners, L.P. (7)	622,453	8.2%	87,313	535,140	7.0%
Schueller, Joseph A. (8)	50,000	*	50,000	0	*
Dolphin Offshore Partners L.P. (9)	695,674	9.4%	695,674	0	*
Hershey Strategic Capital, L.P. (10)	1,282,480	17.3%	37,313	1,245,167	16.8%
Gonda, Tamas MD (11)	37,313	*	37,313	0	*
Schneider, Lewis (12)	37,313	*	37,313	0	*
Lahiji, Christopher (13)	20,000	*	20,000	0	*
Allan, David G. (14)	202,833	2.7%	13,942	188,891	2.5%
Alpha Capital Anstalt (15)	507,077	6.6%	34,854	472,223	6.2%
Arno, Elizabeth (16)	50,708	*	3,485	47,223	*
Elizabeth Arno cust FBO George Arno UTMA (17)	10,143	*	697	9,446	*
Elizabeth Arno TTEE u/a dtd 09/02/2015 Melissa Arno Trust 2015 (18)	10,143	*	697	9,446	*
Dafna LifeScience Market Neutral, L.P. (19)	141,982	1.9%	9,759	132,223	1.9%
Dafna LifeScience, L.P. (20)	202,831	2.7%	13,942	188,889	2.5%
Dafna LifeScience Select, L.P. (21)	365,094	5.1%	25,094	340,000	4.5%
DeBare, Charles A. (22)	101,417	1.4%	6,971	94,446	1.3%
DeBare, Mary (23)	101,417	1.4%	6,971	94,446	1.3%
Forkey, Richard E. (24)	250,867	3.4%	3,485	247,382	3.3%
Green, Mark (25)	10,143	*	697	9,446	*
Gutfreund, John Peter (26)	20,285	*	1,394	18,891	*
Iroquois Master Fund, Ltd. (27)	202,833	2.7%	13,942	188,891	2.5%
JBA Investments LLC (28)	50,708	*	3,485	47,223	*
Joseph N. Forkey and Heather C. Forkey JTTEN (29)	51,966	*	2,789	49,177	*
Karfunkel, George (30)	202,833	2.7%	13,942	188,891	2.5%
Kozersky, Lara (31)	10,143	*	697	9,446	*
Linda Gale Sampson Trust #2 (32)	50,709	*	3,486	47,223	*
Loewen, Ondaatje, McCutcheon USA LTD (33)	222,559	2.9%	28,113	194,446	2.6%
Major, Donald A. (34)	229,308	3.0%	3,485	225,823	3.0%
Matluck, Robert (35)	50,708	*	3,485	47,223	*
Miles, Richard B. (36)	99,485	1.3%	1,394	98,091	1.3%
MJA Investments LLC (37)	50,708	*	3,485	47,223	*
NBCN Inc. ITF AC 5VE158E Garrett Herman (909369) (38)	60,851	*	4,183	56,668	*
Next Generation TS FBO Andrew Arno IRA 1663 (39)	202,833	2.7%	13,942	188,891	2.5%
O’Connor, Pamela F. (40)	202,833	2.7%	13,942	188,891	2.5%
Riordan, Susan (41)	20,285	*	1,394	18,891	*
Saltiel, Howard (42)	50,708	*	3,485	47,223	*
Sarachek, Russell (43)	50,708	*	3,485	47,223	*
SAS Trust #1 (44)	50,708	*	3,485	47,223	*
Schumsky, Arnold (45)	269,458	3.6%	10,456	259,002	3.5%
Smith, Jr., William W. (46)	50,708	*	3,485	47,223	*
Special Situations Fund III QP, L.P. (47)	938,068	11.2%	190,089	747,979	9.1%
Special Situations Private Equity Fund, L.P. (48)	433,611	5.5%	113,411	320,200	4.1%
Unterberg, Thomas I. (49)	202,833	2.7%	13,942	188,891	2.5%

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* Percentage of shares owned does not exceed one percent.

(1)	The column includes common stock beneficially owned, including shares being registered by this prospectus and shares that may be acquired upon exercise of warrants.

(2)	Based on 7,434,582 shares outstanding as of December 31, 2015.

(3)	These numbers assume the selling stockholders sell all of their shares being registered in this registration statement and they do not sell any of the other common stock or warrants they own on December 31, 2015 that are not included in this registration statement.

(4)	Kenneth S. Schwartz beneficially owns 74,925 shares of common stock. His ownership consists of (i) 14,925 shares of common stock purchased in the October 2015 transaction and (ii) 60,000 shares of common stock that may be acquired upon the exercise of outstanding stock options, one-third of such options vested on May 18, 2015, one-third set to vest on May 18, 2016, and the remaining one-third set to vest on May 18, 2017. Mr. Schwartz has sole voting and investment control over the shares he owns.

(5)	Ralph Weil Revocable Trust owns 50,000 shares of common stock purchased in the October 2015 transaction. The Trustees of Ralph Weil Revocable Trust, Ralph Weil and Karen Weil have voting and investment power over the shares it owns.

(6)	ProActive Capital Resources Group owns 14,925 shares of common stock purchased in the October 2015 transaction. As managing member of ProActive Capital Resources Group, Jeffrey Ramson has voting and investment power over the shares it owns.

(7)

MHW Partners, L.P. is a Delaware limited partnership. MHW Capital, LLC is a Delaware limited liability company. MHW Capital Management, LLC is a Delaware limited liability company. MHW Capital, LLC is the general partner of MHW Partners, L.P. Mr. Woodward is the principal of MHW Capital Management, LLC and MHW Capital, LLC and in such capacity, Mr. Woodward holds the power to vote and direct the disposition of all shares of common stock owned by MHW Partners, L.P. MHW Partners, L.P., MHW Capital, LLC, MHW Capital Management, LLC and Mr. Woodward share the power to vote and direct the disposition of all shares of common stock owned by MHW Partners, L.P. Mr. Woodward was appointed to our Board on July 9, 2014.

MHW Partners, L.P. beneficially owns 622,453 shares of common stock of which 87,313 shares of common stock were purchased in the October 2015 transaction. Its ownership consists of (i) 439,013 shares of common stock, and 183,440 shares that may be acquired upon the exercise of outstanding warrants. However, the aggregate number of shares of common stock into which such warrants are exercisable, and which MHW Partners, L.P. has the right to acquire beneficial ownership, is limited to the number of shares of common stock that, together with all other shares of common stock beneficially owned by MHW Partners, L.P., does not exceed 4.999% of the total outstanding shares of common stock. Accordingly, such warrants are not currently exercisable into common stock until the actual shares of common stock held by MHW Partners, L.P. is less than 4.999% of the total outstanding shares of common stock. MHW Partners, L.P. may waive this 4.999% restriction with 61 days’ notice to us.

(8)	Joseph A. Schueller owns 50,000 shares of common stock purchased in the October 2015 transaction and has sole voting and investment power over the shares he owns.

(9)

We relied, in part, on a Schedule 13D/A jointly filed with the SEC on October 26, 2015 by Dolphin Offshore Partners, L.P., Dolphin Management Services, Inc. and Peter E. Salas for this information. Dolphin Offshore Partners, L.P. beneficially owns 695,674 shares of common stock purchased in the October 2015 transaction.

Dolphin Offshore Partners, L.P., a Delaware limited partnership, is an investment manager. Dolphin Mgmt. Services, Inc., a Delaware corporation, is the managing general partner of Dolphin Offshore Partners, L.P. Peter E. Salas is the President, sole shareholder and controlling person of Dolphin Mgmt. Services, Inc. Peter Salas is a U.S. citizen.

Dolphin Offshore Partners, L.P., Dolphin Mgmt. Services, Inc. and Peter E. Salas each may be deemed to beneficially own an aggregate of 695,674 shares of common stock. Dolphin Offshore Partners, L.P., Dolphin Mgmt. Services, Inc. and Peter E. Salas each may be deemed to have shared power to vote or direct the vote, and dispose or direct the disposition, of all such shares of common stock.

(10)	We relied, in part, on a Schedule 13D/A jointly filed with the SEC on December 1, 2015 and a Form 4 filed jointly on January 4, 2016 by Hershey Strategic Capital LP, Hershey Management I, LLC and Hershey Strategic Capital GP, LLC for this information. Hershey Management I, LLC, a Delaware limited liability company, is the investment advisor of Hershey Strategic Capital, LP, a Delaware limited partnership. Hershey Strategic Capital GP, LLC, a Delaware limited liability company, is the general partner of Hershey Strategic Capital, LP. Adam Hershey is the sole managing member of both Hershey Management I, LLC and Hershey Strategic Capital GP, LLC. As the investment advisor, Hershey Management I, LLC has the voting and dispositive power with respect to all of the shares of common stock owned by Hershey Strategic Capital, LP.

Hershey Strategic Capital, LP beneficially owns 1,282,480 shares of common stock of which 37,313 were purchased in the October 2015 transaction. Hershey Strategic Capital, LP is managed by Adam Hershey, and in such capacity, Mr. Hershey holds the power to vote and direct the disposition of all shares of common stock owned by Hershey Strategic Capital, LP. Hershey Management I disclaims beneficial ownership in the shares.

11

(11)	Tamas Gonda, MD owns 37,313 shares of common stock purchased in the October 2015 transaction and has sole voting and investment power over the shares he owns.

(12)	Lewin Schneider beneficially owns 37,313 shares of common stock purchased in the October 2015 transaction and has sole voting and investment control over the shares he owns.

(13)	Christopher Lahiji owns 20,000 shares of common stock purchased in the October 2015 transaction and has sole voting and investment power over the shares he owns.

(14)	David G. Allan beneficially owns 202,833 shares of common stock. His ownership consists of (i) 111,112 shares of common stock purchased in the September 2012 transaction and (ii) 91,721 shares that may be acquired upon the exercise of outstanding warrants.

(15)	Alpha Capital Anstalt beneficially owns 507,077 shares of common stock. Its ownership consists of (i) 277,778 shares of common stock purchased in the September 2012 transaction and (ii) 229,299 shares that may be acquired upon the exercise of outstanding warrants.

(16)	Elizabeth Arno beneficially owns 50,708 shares of common stock. Her ownership consists of (i) 27,778 shares of common stock purchased in the September 2012 transaction and (ii) 22,930 shares that may be acquired upon the exercise of outstanding warrants.

(17)	Elizabeth Arno cust FBO George Arno UTMA beneficially owns 10,143 shares of common stock. Her ownership consists of (i) 5,556 shares of common stock purchased in the September 2012 transaction and (ii) 4,587 shares that may be acquired upon the exercise of outstanding warrants.

(18)	Elizabeth Arno TTEE u/a dtd 09/02/2015 FBO Melissa ArnoTrust 2015 beneficially owns 10,143 shares of common stock. Her ownership consists of (i) 5,556 shares of common stock purchased in the September 2012 transaction and (ii) 4,587 shares that may be acquired upon the exercise of outstanding warrants.

(19)	We relied, in part, on a Schedule 13G filed jointly with the SEC on February 13, 2015 by DAFNA Capital Management, LLC, Nathan Fischel and Fariba Ghodsian for this information. DAFNA Lifecience Market Neutral, Ltd. beneficially owns 141,982 shares of common stock. Its ownership consists of (i) 77,778 shares of common stock purchased in the September 2012 transaction and (ii) 64,204 shares that may be acquired upon the exercise of outstanding warrants.

(20)	We relied, in part, on a Schedule 13G filed jointly with the SEC on February 13, 2015 by DAFNA Capital Management, LLC, Nathan Fischel and Fariba Ghodsian for this information. DAFNA LifeScience, Ltd. beneficially owns 202,831 shares of common stock. Its ownership consists of (i) 111,111 shares of common stock purchased in the September 2012 transaction and (ii) 91,720 shares that may be acquired upon the exercise of outstanding warrants.

(21)	We relied, in part, on a Schedule 13G filed jointly with the SEC on February 13, 2015 by DAFNA Capital Management, LLC, Nathan Fischel and Fariba Ghodsian for this information. DAFNA LifeScience Select, Ltd. beneficially owns 365,094 shares of common stock. Its ownership consists of (i) 200,000 shares of common stock purchased in the September 2012 transaction and (ii) 165,094 shares that may be acquired upon the exercise of outstanding warrants.

(22)	Charles A. DeBare beneficially owns 101,417 shares of common stock. His ownership consists of (i) 55,556 shares of common stock purchased in the September 2012 transaction and (ii) 45,861 shares that may be acquired upon the exercise of outstanding warrants.

(23)	Mary A. DeBare beneficially owns 101,417 shares of common stock. Her ownership consists of (i) 55,556 shares of common stock purchased in the September 2012 transaction and (ii) 45,861 shares that may be acquired upon the exercise of outstanding warrants.

(24)	Richard E. Forkey beneficially owns 250,867 shares of common stock. His ownership consists of (i) 212,993 shares of common stock of which 27,778 shares of common stock were purchased in the September 2012 transaction and (ii) 22,930 shares that may be acquired upon the exercise of outstanding warrants.

(25)	Mark Green beneficially owns 10,143 shares of common stock. His ownership consists of (i) 5,556 shares of common stock purchased in the September 2012 transaction and (ii) 4,587 shares that may be acquired upon the exercise of outstanding warrants.

(26)	John Peter Gutfreund beneficially owns 20,285 shares of common stock. His ownership consists of (i) 11,112 shares of common stock purchased in the September 2012 transaction and (ii) 9,173 shares that may be acquired upon the exercise of outstanding warrants.

(27)	Iroquois Master Fund, Ltd. beneficially owns 202,833 shares of common stock. His ownership consists of (i) 111,112 shares of common stock purchased in the September 2012 transaction and (ii) 91,721 shares that may be acquired upon the exercise of outstanding warrants.

12

(28)	JBA Investments LLC beneficially owns 50,708 shares of common stock. His ownership consists of (i) 27,778 shares of common stock purchased in the September 2012 transaction and (ii) 22,930 shares that may be acquired upon the exercise of outstanding warrants.

(29)	Joseph N. Forkey and Heather C. Forkey JTTEN beneficially own 51,966 shares of common stock. Their ownership consists of (i) 33,620 shares of common stock of which 22,223 shares of common stock were purchased in the September 2012 transaction and (ii) 18,346 shares that may be acquired upon the exercise of outstanding warrants.

(30)	George Karfunkel beneficially owns 202,833 shares of common stock. His ownership consists of (i) 111,112 shares of common stock purchased in the September 2012 transaction and (ii) 91,721 shares that may be acquired upon the exercise of outstanding warrants.

(31)	Lara Kozersky beneficially owns 10,143 shares of common stock. Her ownership consists of (i) 5,556 shares of common stock purchased in the September 2012 transaction and (ii) 4,587 shares that may be acquired upon the exercise of outstanding warrants.

(32)	Linda Gale Sampson Trust #2 beneficially owns 50,709 shares of common stock. Its ownership consists of (i) 27,778 shares of common stock purchased in the September 2012 transaction and (ii) 22,931 shares that may be acquired upon the exercise of outstanding warrants.

(33)	Loewen, Ondaatje, McCutcheon USA LTD beneficially owns 222,559 shares of common stock that may be acquired upon the exercise of outstanding warrants.

(34)	Donald A. Major beneficially owns 229,308 shares of common stock. His ownership consists of (i) 80,778 shares of common stock of which 27,778 shares of common stock were purchased in the September 2012 transaction, (ii) 22,930 shares that may be acquired upon the exercise of outstanding warrants, and (iii) 125,600 shares of common stock that may be acquired upon the exercise of outstanding stock options. Of these stock options, 20,000 options vest on May 18, 2016 and 20,000 options vest on May 18, 2017.

(35)	Robert Matluck beneficially owns 50,708 shares of common stock. His ownership consists of (i) 27,778 shares of common stock purchased in the September 2012 transaction and (ii) 22,930 shares that may be acquired upon the exercise of outstanding warrants.

(36)	Richard B. Miles beneficially owns 99,485 shares of common stock. His ownership consists of (i) 15,112 shares of common stock of which 11,112 shares were purchased in the September 2012 transaction, (ii) 9,173 shares that may be acquired upon the exercise of outstanding warrants, and (iii) 75,200 shares of common stock that may be acquired upon the exercise of outstanding stock options. Of these stock options, 20,000 options vest on May 18, 2016 and 20,000 options vest on May 18, 2017.

(37)	MJA Investments LLC beneficially owns 50,708 shares of common stock. Its ownership consists of (i) 27,778 shares of common stock purchased in the September 2012 transaction and (ii) 22,930 shares that may be acquired upon the exercise of outstanding warrants.

(38)	NBCN Inc. ITF AC 5VE158E Garrett Herman beneficially owns 60,851 shares of common stock. Its ownership consists of (i) 33,334 shares of common stock purchased in the September 2012 transaction and (ii) 27,517 shares that may be acquired upon the exercise of outstanding warrants.

(39)	Next Generation TS FBO Andrew Arno IRA beneficially owns 202,833 shares of common stock. Its ownership consists of (i) 111,112 shares of common stock purchased in the September 2012 transaction and (ii) 91,721 shares that may be acquired upon the exercise of outstanding warrants.

(40)	Pamela F. O'Connor beneficially owns 202,833 shares of common stock. Her ownership consists of (i) 111,112 shares of common stock purchased in the September 2012 transaction and (ii) 91,721 shares that may be acquired upon the exercise of outstanding warrants.

(41)	Susan Riordan beneficially owns 20,285 shares of common stock. Her ownership consists of (i) 11,112 shares of common stock purchased in the September 2012 transaction and (ii) 9,173 shares that may be acquired upon the exercise of outstanding warrants.

(42)	Howard Saltiel beneficially owns 50,708 shares of common stock. His ownership consists of (i) 27,778 shares of common stock purchased in the September 2012 transaction and (ii) 22,930 shares that may be acquired upon the exercise of outstanding warrants.

(43)	Russell Sarachek beneficially owns 50,708 shares of common stock. His ownership consists of (i) 27,778 shares of common stock purchased in the September 2012 transaction and (ii) 22,930 shares that may be acquired upon the exercise of outstanding warrants.

13

(44)	SAS Trust #1 beneficially owns 50,708 shares of common stock. Its ownership consists of (i) 27,778 shares of common stock purchased in the September 2012 transaction and (ii) 22,930 shares that may be acquired upon the exercise of outstanding warrants.

(45)	Arnold Schumsky beneficially owns 269,458 shares of common stock. His ownership consists of (i) 200,668 shares of common stock of which 83,334 shares of common stock were purchased in the September 2012 transaction and (ii) 68,790 shares that may be acquired upon the exercise of outstanding warrants.

(46)	William W. Smith, Jr. beneficially owns 50,708 shares of common stock. His ownership consists of (i) 27,778 shares of common stock purchased in the September 2012 transaction and (ii) 22,930 shares that may be acquired upon the exercise of outstanding warrants.

(47)	We relied, in part, on a Schedule 13G/A filed with the SEC on November 30, 2015 by AWM Investment Company, Inc. for this information. Special Situations Fund III QP, L.P. beneficially owns 938,068 shares of common stock that may be acquired upon the exercise of outstanding warrants. Its ownership consists of 258,611 shares of common stock that may be acquired upon the exercise of the June 2008 Warrants, 504,457 shares that may be acquired upon the exercise of the September 2012 warrants and 175,000 shares of common stock that may be acquired upon the exercise of the February 2013 warrants.

(48)	We relied, in part, on a Schedule 13G/A filed with the SEC on November 30, 2015 by AWM Investment Company, Inc. for this information. Special Situations Private Equity Fund, L.P. beneficially owns 433,611 shares of common stock that may be acquired upon the exercise of outstanding warrants. Its ownership consists of 258,611 shares of common stock that may be acquired upon the exercise of the June 2008 Warrants and 175,000 shares of common stock that may be acquired upon the exercise of the February 2013 warrants.

(49)	Thomas I. Unterberg beneficially owns 202,833 shares of common stock. His ownership consists of (i) 111,112 shares of common stock purchased in the September 2012 transaction and (ii) 91,721 shares that may be acquired upon the exercise of outstanding warrants.

14

Material Relationships between the Selling Stockholders and Our Company or Our Affiliates

As of January 6, 2016, in addition to the information provided in the Prospectus Summary regarding the Transactions, in the past three years, we have had the following material relationships with the selling stockholder or an affiliate of a selling stockholder:

5% Holders

At the time of the October 2015 transaction described above, MHW Partners, LP was a beneficial owner of more than 5% of our common stock. Mr. Woodward is the principal of MHW Capital Management, LLC and MHW Capital, LLC and in such capacity, Mr. Woodward holds the power to vote and direct the disposition of all shares of common stock owned by MHW Partners, LP. Mr. Woodward became a director of our Company on July 9, 2014.

At the time of the October 2015 transaction described above, Hershey Strategic Capital, LP was a beneficial owner of more than 5% of our common stock.

At the time of the September 2012 transaction described above, Dafna Capital Management LLC was a beneficial owner of more than 5% of our common stock.

At the time of the June 2008 and September 2012 transaction described above, Special Situations Fund III QP, L.P. was a beneficial owner of more than 5% of our common stock.

At the time of the June 2008 transaction described above, Special Situations Private Equity Fund, L P. was a beneficial owner of more than 5% of our common stock.

At the time of the June 2008 and September 2012 transaction, Arnold Schumsky was a beneficial owner of more than 5% of our common stock. However, as a result of the October 2015 transaction described above, Mr. Schumsky is no longer a beneficial owner of more than 5% of our common stock.

Officers and Directors

Joseph N. Forkey jointly with his wife, Heather C. Forkey, is a selling stockholder. Dr. Forkey serves as our Chief Executive Officer, President and Treasurer, and is a member of our Board of Directors.

Donald A. Major, one of the selling stockholders, is our Executive Vice President for Corporate Development and a member of our Board of Directors.

Richard B. Miles, one of the selling stockholders, is a member of our Board of Directors.

Richard E. Forkey, one of the selling stockholders, holds the executive position of Advisor to the Chief Executive Officer and was a member of our Board of Directors until July 2014. We have also entered into a related-party transaction with Mr. Forkey regarding a lease of our Gardner, Massachusetts facility from a company wholly-owned by Mr. Forkey. Please see “Certain Relationships and Related Transactions” for more information.

Kenneth S. Schwartz, one of the selling stockholders, is a member of our Board of Directors.

Peter Woodward, the founder and manager of MHW Partners LP, one of the selling stockholders, is Chairman of our Board of Directors.

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PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement, of which this Prospectus is a part, is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, who may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers who may in turn sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

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The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement, of which this prospectus constitutes a part, effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following description of our capital stock and provisions of our Articles of Organization, as amended, and Bylaws, each as amended, is only a summary. You should also refer to our Articles of Organization, as amended, a copy of which is incorporated by reference as an exhibit to the registration statement, of which this prospectus is a part, and our Bylaws, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

We are authorized to issue up to a total of 50,000,000 shares of common stock, par value $0.01 per share. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock have no rights under our Articles of Organization, as amended, or our Bylaws regarding dividends unless and until dividends are declared by the board of directors, nor do they have any rights under our Articles of Organization, as amended, or our Bylaws regarding preemption rights. Each outstanding share of common stock is, and all shares of common stock to be issued in this offering, when they are paid for will be, fully paid and non-assessable.

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INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the securities being registered was employed for such purpose on a contingency basis, or had, or is to receive, in connection with this offering, a substantial interest, direct or indirect, in us or any of our subsidiaries, nor was any such person connected with us or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

INFORMATION ABOUT THE COMPANY

DESCRIPTION OF BUSINESS

Overview

We have been developing and manufacturing advanced optical instruments since 1982. Today, the vast majority of our business is the design and manufacture of high-quality medical devices and approximately 10% of our business is the design and manufacture of military and industrial products. Our medical instrumentation line includes traditional endoscopes and endocouplers as well as other custom imaging and illumination products for use in minimally invasive surgical procedures. Much of our recent development efforts have been targeted at the development of next generation endoscopes. For the last ten years, we have funded internal research and development programs to develop next generation capabilities for designing and manufacturing 3D endoscopes and very small Microprecision™ lenses, anticipating future requirements as the surgical community continues to demand smaller and more enhanced imaging systems for minimally invasive surgery. Our unique proprietary technology in these areas, combined with recent developments in the areas of 3D displays and millimeter sized image sensors, has allowed us to begin commercialization of these technologies. We believe that new products based on these technologies provide enhanced imaging for existing surgical procedures and can enable development of many new procedures.

History

We incorporated in Massachusetts in December 1982 and have been publicly-owned since November 1990. References to our Company contained herein include our two wholly-owned subsidiaries, Precise Medical, Inc. and Wood’s Precision Optics Corporation, Limited, except where the context otherwise requires. Our website is www.poci.com. Information contained on our website does not constitute part of this report.

Principal Products and Services

Our Current Core Business:  Since 1982, we have manufactured medical products such as endoscopes and endocouplers. We have developed and sold endoscopes incorporating various optical technologies including our proprietary Lenslock™ technology, for use in a variety of minimally invasive surgical and diagnostic procedures. Today, we produce endoscopes for various applications, which are CE marked and therefore certified for sale throughout the European Economic Area. Since 1985, we have developed, manufactured and sold a proprietary product line of endocouplers. We also design and manufacture custom optical medical devices to satisfy our customers’ specific requirements. In addition to medical devices, we also manufacture and sell components and assemblies specially designed for industrial and military use.

Microprecision™ Lenses and Micro Medical Cameras: While the size of endoscopes has gradually decreased over time, the widespread use of very small endoscopes, with diameters of one millimeter or smaller, has been limited, in part, we believe, by the inability of traditional lens fabrication methods to support these smaller sizes with good image quality and acceptable manufacturing costs. We believe our Microprecision™ optics technology provides a solution to this problem. Combined with recent advances by other companies in complementary metal-oxide-semiconductor, or CMOS, image sensor fabrication techniques, our Microprecision™ lenses and proprietary manufacturing techniques enable the manufacture of micro medical cameras at low prices and with sizes on the order of one millimeter or less, characteristics that make them well suited to medical applications.

In June 2015 we announced a partnership with OmniVision Technologies, Inc, and Fujikura, Ltd., in which we have jointly developed a CMOS based camera module with a diameter of only 1.6 mm and 400 x 400 pixel resolution, representing the best image quality of any camera module of its size. OmniVision supplies the CMOS sensor, Fujikura provides flexible printed circuit technology and we design and fabricate the micro-optics and assemble them to the CMOS sensor to form the camera module. This camera module is well suited for many different medical device applications requiring small size and superior image quality.

We have been engaged by various customers for an increasing amount of development work relating to the design of endoscopes and camera assemblies that utilize our Microprecision™ technology. We have a limited amount of production orders for these designed products, but believe such orders will increase in the future as a result of this development work.

3D Endoscopes: Our 3D endoscopes provide next generation optical imaging for minimally invasive surgical procedures that utilize hand-held rigid endoscopes by using the brain’s natural ability to perceive depth, which is the third dimension, by viewing one’s environment through two eyes. Utilizing our proprietary technology to provide independent images to right and left eyes, surgeons can view the operative field with 3D perception.

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Market Opportunities

Microprecision™ lenses and Micro Medical Cameras: While other approaches exist for the manufacture of camera lenses, we believe that no lens on the market today has the combination of low cost, small size, range of optical specifications and high image quality required for many medical applications that our lenses have. By enabling the production of millimeter sized and smaller cameras with low manufacturing costs, we believe our Microprecision™ technology opens the possibility to replace existing re-sterilizable endoscopes with a single-use alternative. Also, the small size of our Microprecision™ lenses and micro medical cameras can provide visualization for existing procedures that are currently performed blind or with sub-optimal imaging, and we believe can facilitate the development of new surgical procedures that are currently impractical without sub-millimeter visualization instrumentation.

3D Endoscopes: 3D endoscopes have been used for many years as part of robotic surgery systems partly because the market price of robotic surgery systems is high enough to support the cost of a high quality custom 3D display. However, we believe the use of 3D endoscopes in hand-held, non-robotic systems has been limited in the past by the high cost of good quality 3D display systems. Recently, the cost of high quality 3D display systems has dropped dramatically, driven by demand in the consumer market. Now, low cost, high quality 3D display systems, such as 3D televisions, are newly available in the market, which we believe enables the development of 3D hand-held endoscopy and creates a new market opportunity for our 3D endoscopes. To take advantage of this developing market, we have designed and built a high definition 3D endoscope for use in hand-held 3D endoscopy systems.

Sales and Marketing

We market our 3D endoscopes, Microprecision™ optical components and micro medical cameras by leveraging our existing relationships with major medical device companies – many of whom are current customers. We intend to make our existing and future technologies available to our customers for use in their current and newly developed minimally invasive surgical products and to eventually develop and market our own proprietary products, which incorporate these new technologies. In addition to direct sales channels through our existing customer relationships, we also develop new sales opportunities through our website, email mailings, and attendance at market specific tradeshows.

International Business

We have had negligible direct export sales to date. However, our medical products have received the CE Mark certification, which permits sales into the European Economic Area. In the future, we may establish or use additional production facilities overseas to produce key components for our business, such as lenses. Since the 1990s, we have maintained a presence in Asia to support business and quality control activities throughout the region as needed. We believe that the cost savings from such overseas production may be essential to our ability to compete on a price basis in the medical products area particularly and to our profitability generally.

Research and Development

We believe that our future success depends to a large degree on our ability to continue to conceive and develop new optical products and technologies to enhance the performance characteristics and methods of manufacture of existing and new products. Research and development expenses are incurred on our own proprietary products and technology such as Microprecision™ optics, micro medical cameras and 3D endoscopes, as well as on certain custom projects on behalf of our customers. Accordingly, we expect to continue to seek to obtain product-related design and development contracts with customers and to invest our own funds in research and development. For the years ended June 30, 2015 and 2014, research and development expenses, net amounted to $492,937 and $471,106, respectively. For the years ended June 30, 2015 and 2014, research and development expenses were net of reimbursement from customers of related costs of $23,404 and $45,997, respectively.

Raw Materials and Principal Suppliers

A key raw material component for our products is precision grade optical glass, which we obtain from a few suppliers, principally SCHOTT North America, Inc. and Ohara Corporation. For optical thin film coatings, the basic raw materials we utilize are metals and dielectric compounds, which we obtain from a variety of chemical suppliers. Certain of the thin film coatings utilized in our products are currently procured from an outside supplier, but most thin film coatings are produced in-house. We believe that our demand for these raw materials and thin film coating services is small relative to the total supply and that the materials and services required for the production of our products are currently available in sufficient production quantities and will remain available for at least the next twelve months.

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Patents and Trademarks

We rely, in part, upon patents, trade secrets and proprietary knowledge as well as personnel policies and employee confidentiality agreements concerning inventions and other creative efforts to develop and maintain our competitive position. We plan to file for patents, copyrights and trademarks in the United States and in other appropriate countries to protect our intellectual property rights to the greatest extent practicable. We currently hold rights to thirteen United States patents, and have five patent applications pending, including applications for our new generation of micro medical cameras and 3D endoscopes. Our current patent portfolio includes patents, rights to patents and patent applications that cover various aspects of our technology in the following areas:

•	Medical devices: 7 issued, 1 pending

•	3-D endoscopes: 3 issued, 2 pending

•	Microprecision™ lenses and micro medical cameras: 2 issued, 2 pending

•	Military products: 1 issued

The patents contained in our current patent portfolio have expiration dates ranging from October 2015 to August 2026. We are not aware of any infringements of these patents. While we believe that our pending applications relate to patentable devices or concepts, these patents may not ultimately be issued and we may not be able to successfully defend these patents or effectively limit the development of competitive products and services.

In July 2011, we entered into an asset purchase agreement with Intuitive Surgical Operations, Inc., in which we received $2.5 million in connection with the sale of certain intellectual property. Pursuant to the agreement, we agreed to assign to Intuitive Surgical all of the issued and non-expired patents and pending patent applications that we held on the date of the agreement, and in return, Intuitive Surgical agreed to grant to us a royalty-free, worldwide license to these patents in fields outside of medical robotics.

We intend to continue to innovate and extend our technological capabilities in the areas of 3-D endoscopy Microprecision™ optics and micro medical cameras and to aggressively pursue patent protection for such developments.

Employees

As of June 30, 2015, we had 38 employees, 35 of which were full-time employees. There were 25 employees in manufacturing, 6 in engineering/research and development, 1 in sales and marketing and 6 in finance and administration. We are not a party to any collective bargaining agreements. We believe our relations with our employees are very good.

Customers

Revenues from our largest customers, as a percentage of total revenues, for fiscal years 2015 and 2014 were as follows:

	2015	2014
Customer A	23%	21%
Customer B	15	14
Customer C	11	1
Customer D	9	21
All Others	42	43
	100%	100%

No other customer accounted for more than 10% of our revenues in fiscal years 2015 and 2014. At June 30, 2015, receivables from our four largest customers were 38%, 13%, 12% and 10%, respectively, of total accounts receivable. At June 30, 2014, receivables from our three largest customers were 30%, 17% and 11%, of the total accounts receivable.

Revenues from our largest customers, as a percentage of our total revenues, for the quarters ended September 30, 2015 and 2014, were as follows:

	Three Months Ended September 30,
	2015	2014
Customer A	21%	25%
Customer B	16	12
Customer C	13	8
Customer D	–	10
All Others	50	45
	100%	100%

No other customer accounted for more than 10% of our revenues during those quarters.

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Environmental Matters

Our operations are subject to a variety of federal, state and local laws and regulations relating to the discharge of materials into the environment or otherwise relative to the protection of the environment. From time to time, we use a small amount of hazardous materials in our operations. We believe that we currently comply with all applicable environmental laws and regulations and intend to do our best efforts to remain in compliance.

Government Regulations

Domestic Regulation. We currently develop, manufacture and sell several medical products, the marketing of which is subject to governmental regulation in the United States. Medical devices are regulated in the United States by the Food and Drug Administration, or FDA, and, in some cases, by certain state agencies. The FDA regulates the research, testing, manufacture, safety, effectiveness, labeling, promotion and distribution of medical devices in the United States. Generally, medical devices require clearance or approval prior to commercial distribution. Additionally, certain material changes to, and changes in intended uses of, medical devices are also subject to FDA review and clearance or approval. Non-compliance with applicable requirements can result in failure of the FDA to grant pre-market clearance or approval, withdrawal or suspension of approval, suspension of production, or the imposition of various other penalties.

We previously notified the FDA of our intent to market our endoscopes, image couplers, beamsplitters, adapters and video ophthalmoscopes, and the FDA has determined that we may market such devices, subject to the general control provisions of the Food, Drug and Cosmetic Act. We obtained this FDA permission without the need to undergo a lengthy and expensive approval process due to the FDA’s determination that such devices met the regulatory standard of being substantially equivalent to existing FDA-approved devices.

In the future, we plan to market additional medical devices that may require the FDA’s permission to market such products. We may also develop additional products or seek to sell some of our current or future medical products in a manner that requires us to obtain the permission of the FDA to market such products, as well as the regulatory approval or license of other federal, state and local agencies or similar agencies in other countries. The FDA has authority to conduct detailed inspections of manufacturing plants in order to assure that “good manufacturing practices” are being followed in the manufacture of medical devices, to require periodic reporting of product defects to the FDA and to prohibit the sale of devices, which do not comply with law.

Foreign Requirements. Sales of medical device products outside the United States are subject to foreign regulatory requirements that may vary from country to country. Our failure to comply with foreign regulatory requirements would jeopardize our ability to market and sell our products in foreign jurisdictions. The regulatory environment in the European Union member countries of the European Economic Area for medical device products differs from that in the United States. Medical devices sold in the European Economic Area must bear the Conformité Européenne, or CE mark. Devices are classified by manufacturers according to the risks they represent, with a classification of Class III representing the highest risk devices and Class I representing the lowest risk devices. Once a device has been classified, the manufacturer can follow one of a series of conformity assessment routes, typically through a registered quality system, and demonstrate compliance to a “European Notified Body.” The CE mark may then be applied to the device. Maintenance of the system is ensured through annual on-site audits by the notified body and a post-market surveillance system requiring the manufacturer to submit serious complaints to the appropriate governmental authority. All of our medical products are manufactured in conformity with the CE mark requirements.

Available Information

Our website is www.poci.com. We make available on our website, free of charge, copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, as soon as reasonably practicable after we electronically file or furnish such materials to the U.S. Securities and Exchange Commission, or SEC. Our website and the information contained therein or connected thereto are not intended to be incorporated into this report.

You may also read and copy any materials we file with the SEC at the SEC's Public Reference Room, located at 100 F Street, N.E., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

DESCRIPTION OF PROPERTY

We conduct our domestic operations at two facilities in Gardner, Massachusetts. The main Gardner facility is leased from a corporation owned by Mr. Richard E. Forkey, who resigned from our board of directors on July 9, 2014. We are currently a tenant-at-will, paying rent of $9,000 per month. We rent the other Gardner facility on a month-to-month basis.

We believe these facilities are adequate for our current operations and are adequately covered by insurance. Significant increases in production or the addition of significant equipment additions or manufacturing capabilities in connection with the production of our line of endoscopes and other products may, however, require the acquisition or lease of additional facilities. We may establish production facilities domestically or overseas to produce key assemblies or components, such as lenses, for our products. Overseas facilities may subject us to the political and economic risks associated with overseas operations. The loss of or inability to establish or maintain such additional domestic or overseas facilities could materially adversely affect our competitive position and profitability.

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LEGAL PROCEEDINGS

We may be involved in legal matters arising in the ordinary course of our business. Matters arising in the ordinary course of business for which we are or could become involved in litigation may have a material adverse effect on our business, financial condition or results of operations. We are not aware of any pending or threatened litigation against us or our officers and directors in their capacity as such that could have a material impact on our operations or finances.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on OTCQB, the OTC market tier for companies that report to the SEC under the symbol PEYE. The following table sets forth the high and low bid prices for our common stock for each quarter during the last two fiscal years and the first quarter of the current fiscal year as quoted on OTCQB. Such OTC market quotations reflect inter-dealer prices, without retail markup, markdown or commissions and may not necessarily represent actual transactions.

	High	Low
For the Fiscal Year Ended June 30, 2014
First Quarter ended September 30, 2013	$1.09	$0.33
Second Quarter ended December 31, 2013	$1.09	$0.40
Third Quarter ended March 31, 2014	$1.05	$0.70
Fourth Quarter ended June 30, 2014	$1.00	$0.70

For the Fiscal Year Ended June 30, 2015
First Quarter ended September 30, 2014	$1.30	$0.71
Second Quarter ended December 31, 2014	$0.87	$0.37
Third Quarter ended March 31, 2015	$0.90	$0.35
Fourth Quarter ended June 30, 2015	$0.80	$0.55

For the Fiscal Year Ending June 30, 2016
First Quarter ended September 30, 2015	$0.90	$0.40
Second Quarter ended December 31, 2015	$1.02	$0.37
Third Quarter ending March 31, 2016 *	$0.66	$0.35

* Through January 15, 2016

Holders

As of December 31, 2015, we had approximately 95 holders of record of our common stock. Holders of record include nominees who may hold shares on behalf of multiple owners.

Dividends

We have not declared any dividends during the last two fiscal years. At present, we intend to retain our earnings, if any, to finance research and development and expansion of our business.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes information about our equity compensation plans as of June 30, 2015.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	189,977	$4.12	–
Equity compensation plans not approved by security holders	889,102	$0.86	935,898
Total	1,079,079	$1.43	935,898

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2006 Equity Incentive Plan

On November 28, 2006, our stockholders approved the Precision Optics Corporation, Inc. 2006 Equity Incentive Plan, referred to as the 2006 Plan, which succeeded the Precision Optics Corporation, Inc. Amended and Restated 1997 Equity Incentive Plan, referred to as the 1997 Plan. No further awards have been or will be granted under the 1997 Plan. The 2006 Plan allows for the grant of stock options to selected employees, directors and other persons who provide services to us or our affiliates.

2011 Equity Incentive Plan

The Precision Optics Corporation, Inc. 2011 Equity Incentive Plan, referred to as the 2011 Plan, was adopted by our Board of Directors on October 13, 2011. The 2011 Plan allows for the grant of stock options to selected employees, directors and other persons who provide services to us or our affiliates.

On April 16, 2015, the Board of Directors approved an amendment to the 2011 Equity Incentive Plan which increased the maximum number of shares of the Company’s common stock that may be awarded under the Plan from 325,000 to 1,825,000, an increase of 1,500,000 shares. In connection therewith, on April 20, 2015, the Company filed a registration statement on Form S-8 to register the 1,500,000 shares of the Company’s common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the Financial Statements and Notes thereto, and other financial information included elsewhere in this prospectus, including our unaudited consolidated financial statements for the quarter ended September 30, 2015 included in our Quarterly Report, as filed with the Securities and Exchange Commission on November 12, 2015 and our audited consolidated financial statements for the year ended June 30, 2015 included in our Annual Report, as filed with the Securities and Exchange Commission on October 13, 2015. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains descriptions of our expectations regarding future trends affecting our business. The following discussion sets forth certain factors we believe could cause actual results to differ materially from those contemplated by the forward-looking statements.

Overview

We have been a developer and manufacturer of advanced optical instruments since 1982. Today, the vast majority of our business is the design and manufacture of high-quality medical devices and approximately 10% of our business is the design and manufacture of military and industrial products. Our medical instrumentation line includes traditional endoscopes and endocouplers as well as other custom imaging and illumination products for use in minimally invasive surgical procedures. Much of our recent development efforts have been targeted at the development of next generation endoscopes. For the last ten years, we have funded internal research and development programs to develop next generation capabilities for designing and manufacturing 3D endoscopes and very small Microprecision™ lenses, anticipating future requirements as the surgical community continues to demand smaller and more enhanced imaging systems for minimally invasive surgery.

In June 2015 we announced a partnership with OmniVision Technologies, Inc., and Fujikura, Ltd., in which we have jointly developed a CMOS based camera module with a diameter of only 1.6 mm and 400 x 400 pixel resolution, representing the best image quality of any camera module of its size. OmniVision supplies the CMOS sensor, Fujikura provides flexible printed circuit technology and we design and fabricate the micro-optics and assemble them to the CMOS sensor to form the camera module. This camera module is well suited for many different medical device applications requiring small size and superior image quality.

Our unique proprietary technology in the areas of micro optical lenses and prisms, micro medical fiber and CMOS based cameras, and custom design of medical grade instruments, combined with recent developments in the areas of 3D displays, has allowed us to begin commercialization of related product and service offerings to a widening group of customers addressing various medical device, defense and aerospace applications. We believe that new products based on these technologies provide enhanced optical and imaging qualities for many uses including existing surgical procedures and development of new procedures enabled by the small size and image quality of our camera modules.

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We are registered to the ISO 9001:2008 and ISO 13485:2003 Quality Standards and comply with the FDA Good Manufacturing Practices and the European Union Medical Device Directive for CE marking of our medical products. Our internet website is www.poci.com.

The markets in which we do business are highly competitive and include both foreign and domestic competitors. Many of our competitors are larger and have substantially greater resources than we do. Furthermore, other domestic or foreign companies, some with greater financial resources than we have, may seek to produce products or services that compete with ours. We routinely outsource specialized production efforts as required to obtain the most cost effective production. Over the years, we have achieved extensive experience collaborating with other optical specialists worldwide and since the 1990s, we have maintained a presence in Asia via a Hong Kong subsidiary to support business and quality control activities throughout the region as needed.

We believe that competition for sales of our medical products and services, which have been principally sold to original equipment manufacturers, or OEM, customers, is based on performance and other technical features, as well as other factors, such as scheduling and reliability, in addition to competitive price.

We believe that our future success depends to a large degree on our ability to develop new optical products and services to enhance the performance characteristics and methods of manufacture of existing products. Accordingly, we expect to continue to seek and obtain product-related design and development contracts with customers and to selectively invest our own funds on research and development, particularly in the areas of Microprecision™ optics, micro medical cameras and 3D endoscopes.

For the quarter ended September 30, 2015, approximately 65% of our sales were made to five customers. Of these, two are large, international, medical device companies who have been our customers for many years. Both of these customers continue to purchase products that we developed over five years ago, and both now purchase new products that were developed and launched into production by us more recently. The other three top customers purchase products that we developed in recent years, and which rely heavily on our unique, proprietary Microprecision™ lens technology and optical visualization system expertise.

Current sales and marketing activities are intended to broaden awareness of the benefits of our new technology platforms, which we believe are ready for general application to medical device projects requiring surgery-grade visualization from sub-millimeter sized devices and handheld 3D endoscopy. We continue to attend trade shows to announce our new technology, most recently at the Medical Design and Manufacturing West show in Anaheim in February 2015, and at the MD&M East show in June 2015 in New York City. Beginning in fiscal year 2014, we have advertised through, and received numerous leads from a business-to-business e-commerce platform. Photonics Online, www.photonicsonline.com, has a target audience of optical engineering design and manufacturing professionals and has over 34,000 subscribers to their monthly email newsletter. Because of the increased awareness of our new technology generated by our presence at trade shows, advertising on Photonics Online and direct email messages to our own customer database that we have built over the last 30 years, we more than doubled the rate that we received requests for quotes during fiscal year 2014. We are continuing to build on recent successes in this area by continuing the activities summarized above while adding additional advertising through a second business-to-business e-commerce platform, Med Device Online, www.meddeviceonline.com, which targets technical professionals working in the medical device industry. We do not intend for the information on either the Med Device Online or Photonics websites to be incorporated into this report.

Critical Accounting Policies and Estimates

Our critical accounting policies are included in the Notes to our Financial Statements.

Results of Operations for the Quarter Ended September 30, 2015 as Compared to the Quarter Ended September 30, 2014

Our total revenues for the quarter ended September 30, 2015, the first quarter of our fiscal year 2016, were $858,427, as compared to $830,714 for the same period in the prior year, an increase of $27,713, or 3.3%. The increase in revenues in the current quarter compared to last year was primarily due to higher unit volume sales of optical components, single-use fiberscopes and CMOS micro cameras, and higher engineering services revenue, partially offset by lower unit volume sales of rigid endoscopes, couplers and the 3D surgical microscope adapter.

Revenues from our largest customers, as a percentage of our total revenues, for the quarters ended September 30, 2015 and 2014, were as follows:

	Three Months Ended September 30,
	2015	2014
Customer A	23%	21%
Customer B	15	14
Customer C	11	1
Customer D	9	21
All others	42	43
	100%	100%

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No other customer accounted for more than 10% of our revenues during those quarters.

Gross profit for the quarter ended September 30, 2015 was $132,338, as compared to $112,138 for the same period in the prior year, which reflects an increase of $20,200. Gross profit for the quarter ended September 30, 2015 as a percentage of our revenues was 15.4%, an increase from the gross profit percentage of 13.5% for the same period in the prior year. The increase in our gross profit percentage was due primarily to slightly higher overall unit sales volume and, in the prior year comparable quarter, the incurrence of certain start-up costs and inefficiencies related to the production of several products, partially offset by higher stock option compensation expenses. The non-cash stock option compensation expenses had the effect of reducing our gross profit by 4.0 percentage points in the current quarter compared to having zero effect in the prior year comparable quarter. Our quarterly gross profit and gross profit percentage depend on a number of factors, including overall sales volume and mix of products sold, including the costs of initial production in connection with new products, among others, and therefore may vary from quarter to quarter.

Research and development expenses were $150,768 for the quarter ended September 30, 2015, as compared to $76,712 for the same period in the prior year, which reflects an increase of $74,056, or 96.5%. The increase in research and development expenses for the quarter ended September 30, 2015, as compared to same period in the prior year, was primarily due to higher labor costs incurred on product development activities, lower customer reimbursements of related costs and higher stock option compensation expenses. Quarterly research and development expenses depend on our assessment of new product opportunities and available resources. Research and development expenses were net of reimbursement of related costs of $0 and $18,612 during the quarters ended September 30, 2015 and 2014, respectively.

Selling, general and administrative expenses were $365,026 for the quarter ended September 30, 2015, as compared to $347,147 for the same period in the prior year, which reflects an increase of $17,879, or 5.2%. The increase in selling, general and administrative expenses for the quarter ended September 30, 2015, as compared to the same period in the prior year, was primarily due to higher consulting, selling and stock-based compensation expenses, partially offset by the curtailment of operations of our Hong Kong subsidiary.

No income tax provision was recorded in the first quarter of fiscal year 2016 or 2015 because of the losses generated in those periods.

Results of Operations for the Fiscal Year Ended June 30, 2015 as Compared to the Fiscal Year Ended June 30, 2014

Total revenues for fiscal year 2015 were $3,912,060, an increase of $260,879, or 7.1%, from revenues for fiscal year 2014 of $3,651,181. The increase in revenues for fiscal year 2015 as compared to the prior year was due to higher unit volume sales of new ultra small fiberscopes and micro imaging systems and higher revenues from engineering services, partially offset by lower unit volume sales of optical components and the advanced surgical visualization system used in spinal surgery.

Revenues from our largest customers, as a percentage of total revenues, were as follows:

	Year Ended June 30
	2015	2014
Customer A	23%	21%
Customer B	15	14
Customer C	11	1
Customer D	9	21
All others	42	43
	100%	100%

No other customer accounted for more than 10% of our revenues in fiscal years 2015 and 2014.

Gross profit for fiscal year 2015 of $798,271 reflected a decrease of $2,524 as compared to gross profit for fiscal year 2014 of $800,795. Gross profit as a percentage of revenues for fiscal year 2015 was 20.4% as compared to gross profit as a percentage of revenues for fiscal year 2014 of 21.9%. The decrease in our gross profit percentage was due primarily to less favorable product mix and certain nonrecurring manufacturing startup expenses related to the introduction of new products, which was partially offset by higher overall unit sales volume.

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Research and development expenses, net were $492,937 for fiscal year 2015 as compared to $471,106 for fiscal year 2014. The increase of $21,831, or 4.6%, for fiscal year 2015 as compared to the prior year was due primarily to higher spending on research and development related efforts. Research and development expenses depend on our assessment of new product opportunities and available resources. Research and development expenses were net of reimbursement from customers of related costs of $23,404 during fiscal year 2015 and $45,997 during fiscal year 2014.

Selling, general and administrative expenses increased by $42,019, or 2.8%, to $1,545,462 for fiscal year 2015 as compared to $1,503,443 for fiscal year 2014. The increase for fiscal year 2015 was primarily due to higher selling, consulting, and investor relations expenses, partially offset by lower stock-based compensation and professional services expenses.

The gain on sale of assets and other in fiscal years 2015 and 2014 of $27,075 and $14,028, respectively, represents primarily the sale of previously written off assets for proceeds of $27,075 and $14,028, respectively.

The income tax provisions in fiscal years 2015 and 2014 represent the minimum statutory state income tax liability.

Liquidity and Capital Resources

We have traditionally funded working capital needs through product sales, management of working capital components of our business, and by cash received from public and private offerings of our common stock, warrants to purchase shares of our common stock or convertible notes. We have incurred quarter to quarter operating losses during our efforts to develop current products including Microprecision™ optical elements, micro medical camera assemblies and 3D endoscopes. Our management expects that such operating losses will continue until sales increase to breakeven and profitable levels. Our management also believes that the opportunities represented by these products have the potential to generate sales increases to achieve breakeven and profitable results.

Until we achieve and sustain breakeven and profitable results, we will be required to pursue several options to manage cash flow and raise capital, including issuing debt or equity or entering into a strategic alliance. The sale of additional equity or convertible debt securities would result in additional dilution to our current stockholders, and debt financing, if available, may involve restrictive covenants that could restrict our operations or finances. Financing may not be available in amounts or on terms acceptable to us, if at all. If we cannot raise funds on acceptable terms or achieve positive cash flow, we may not be able to continue to conduct operations, develop new products, grow market share, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which would negatively impact our business, operating results and financial condition.

During the quarter ended September 30, 2015, we incurred a net loss of $381,890 and used cash in operating activities of $125,084. As of September 30, 2015, cash and cash equivalents were $111,718, accounts receivable were $459,128, and current liabilities were $1,336,865. We incurred a net loss of $296,439 during the quarter ended September 30, 2014 and used cash in operating activities of $591,156. As of June 30, 2015, cash and cash equivalents were $241,051, accounts receivable were $598,042, and current liabilities were $1,374,994.

On October 19, 2015, we closed agreements with institutional and accredited investors for the sale and purchase of 1,044,776 shares of our common stock at a purchase price of $0.67 per share. We received $700,000 in gross proceeds from the offering. We are using the net proceeds from this placement for general working capital purposes.

Capital equipment expenditures during the quarter ended September 30, 2015 and 2014 were $4,372 and $31,736, respectively. Future capital equipment expenditures will be dependent upon future sales and success of on-going research and development efforts.

Contractual cash commitments for the fiscal years subsequent to September 30, 2015 are summarized as follows:

	2016	2017	Thereafter	Total
Operating Leases	$7,985	$–	$–	$7,985

We have contractual cash commitments related to open purchase orders as of September 30, 2015 of approximately $234,000.

Off-Balance Sheet Arrangements

We currently have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

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CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements with our independent registered public accounting firm in regards to accounting and financial disclosure.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a smaller reporting company, as defined by Rule 12b-2 of the Exchange Act and in Item 10(f)(1) of Regulation S-K, we are electing scaled disclosure reporting obligations and therefore are not required to provide the information requested by this Item.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Identification of Directors and Executive Officers

Identification of Directors

Set forth below is certain information with respect to the individuals who are our directors as of December 31, 2015.

Name	Age	Position(s) or Office(s) Held
Joseph N. Forkey	47	Chief Executive Officer, President, Treasurer and Director
Donald A. Major	54	Executive Vice President for Corporate Development and Director
Richard B. Miles	72	Director
Joel R. Pitlor	72	Director
Kenneth S. Schwartz	70	Director
Peter H. Woodward	42	Chairman of the Board of Directors

Board Composition. Our Board of Directors is divided into three classes that are as nearly equal in number as possible, with each class serving for a staggered term of office. Only one class is elected each year. Each director serves a three year term and until his or her successor has been duly elected and qualified. Our Board currently consists of six directors. Our Class I directors are Peter H. Woodward and Kenneth S. Schwartz. Our Class II directors are Joel R. Pitlor and Donald A. Major. Our Class III directors are Joseph N. Forkey and Richard Miles.

Biographies and Qualifications of Our Directors. The biographies of our directors and certain information regarding each director’s experience, attributes, skills and/or qualifications that led to the conclusion that the individual should be serving as a director of our Company are as follows:

Dr. Joseph N. Forkey

Dr. Joseph N. Forkey, son of Richard E. Forkey, has served as our Chief Executive Officer, President and Treasurer since February 8, 2011. Dr. Forkey has been a member of our Board of Directors since 2006.  He served as our Chairman of our Board of Directors from February 2011 to July 2014. He served as our Executive Vice President and Chief Scientific Officer from April 2006 to February 2011, and held the position of our Chief Scientist from September 2003 to April 2006. Since joining us, he has been involved in general technical and management activities of our Company, as well as investigations of opportunities that leverage our newly developed technologies. Dr. Forkey holds B.A. degrees in Mathematics and Physics from Cornell University, and a Ph.D. in Mechanical and Aerospace Engineering from Princeton University. Prior to joining us, Dr. Forkey spent seven years at the University of Pennsylvania Medical School as a postdoctoral fellow and research staff member. Dr. Forkey is a valuable member of our Board due to his depth of scientific, operating, strategic, transactional, and senior management experience in our industry. Additionally, Dr. Forkey has held positions of increasing responsibility at our Company and holds an intimate knowledge of our Company due to his longevity in the industry and with us.

Donald A. Major

Effective February 9, 2012, our Board of Directors appointed Mr. Donald A. Major as our Executive Vice President for Corporate Development, in addition to his ongoing role as a member of our Board of Directors. He has served as a member of our Board since 2005. Mr. Major is co-founder & Chief Manager of Window2Decor, LLC, a start-up e-commerce retailer of window coverings and complimentary home accent products, and has been employed as an independent consultant since October 2007, providing companies with interim management, turnaround, restructuring and reorganization services as well as sourcing services for a private equity firm. From October 2006 to May 2007, he served as Vice President of Corporate Development of Advanced Duplication Services LLC. From February 2002 to late 2008, Mr. Major served as Vice President and Treasurer of Anderson Entertainment, LLC (formerly Digital Excellence LLC), which was owned by a private equity firm and sold to Advanced Duplication Services LLC. He earned his B.A. in Accounting in 1984 from Michigan State University. He is a Certified Public Accountant (inactive) and has experience in the field of public accounting and in financial officer positions in publicly held and start-up medical device companies. Mr. Major is a valuable member of our Board due to his depth of operating, financial, accounting, management, and corporate efficiency experience.

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Richard B. Miles

Professor Richard B. Miles was appointed to our Board of Directors in November 2005. He has been a member of the faculty at Princeton University since 1972, and serves as the Director of the Applied Physics Group in Princeton University’s Mechanical and Aerospace Engineering Department. Professor Miles is a valuable member of our Board due to his depth of scientific experience and familiarity with the field of our technologies, insight into the academic community, and familiarity with the latest developments and innovations in science and technology.

Joel R. Pitlor

Mr. Joel R. Pitlor has served as a member of our Board of Directors since June 1990. Since 1979, he has held the position of president of J.R. Pitlor, a management consulting firm which he founded that provides strategic business planning for executive officers. Mr. Pitlor has provided business planning consultation to us since 1983. Mr. Pitlor is a valuable member of our Board due to his depth of operating, strategic, financial planning, and management experience. Additionally, Mr. Pitlor has a detailed knowledge of the history of our Company having advised senior management for over 25 years.

Kenneth S. Schwartz

Dr. Schwartz was appointed to our Board effective July 9, 2014 in connection with the sale and purchase agreement we entered into in July 2014. Dr. Schwartz is currently the Medical Director at New York Radiology Alliance, a position he has held since October 2010, and the Director of the Radiology Residency Program at Brookhaven Memorial Hospital Medical Center. He was the founding and managing Partner of S and D Medical LLP, a 60 person radiology group providing radiology services to eleven hospitals and imaging centers in the New York metropolitan area, for over ten years until he sold the Practice in 2010. He has served on the Board of Directors at ARKS Radiology Management, Inc. since June 1999 and serves on the Board of Trustees at the Brookhaven Memorial Hospital Medical Center. Dr. Schwartz also served as the Adjunct Clinical Associate Professor in the Department of Medical Imaging at the New York Institute of Technology in the College of Osteopathic Medicine from July 2007 to July 2012. Dr. Schwartz earned a BS from Brooklyn College and a Medical Degree from Albert Einstein College of Medicine. He was a Diagnostic Radiology Resident at North Shore University Hospital in the Memorial Hospital-Sloan Kettering Cornell Cooperating Program.

Peter H. Woodward

Mr. Woodward was appointed to our Board effective July 9, 2014 and as chairman of the Board in connection with the sale and purchase agreement we entered into in July 2014. Mr. Woodward is the founder of MHW Capital Management, LLC, or MHW, a position he has held since September 2005. MHW specializes in large equity investments in public companies implementing operating strategies to significantly improve their profitability. From 1996 to 2005, Mr. Woodward was the Managing Director for Regan Fund Management, LLC. He currently serves as the President and Chief Executive Officer and Director of Cartesian, Inc. and Chairman of the Board and member of the Audit Committee for TSS, Inc. Mr. Woodward holds a BA in economics from Colgate University and a Masters of International Affairs with a concentration in international economics and finance from Columbia University. He is also a Chartered Financial Analyst.

Richard E. Forkey

Mr. Richard E. Forkey currently serves as Founder and Director Emeritus. Effective February 8, 2011, Mr. Forkey resigned as Chief Executive Officer, President, and Treasurer of our Company, and effective July 9, 2014, he resigned as Director. He had served as a Director and Chief Executive Officer since he founded our Company in 1982.

Identification of Executive Officers

Set forth below is certain information with respect to the individuals who are our executive officers as of September 15, 2015.

Name	Age	Position(s) or Office(s) Held
Joseph N. Forkey	47	Chief Executive Officer, President, Treasurer and Director
Jack P. Dreimiller	67	Senior Vice President, Finance and Chief Financial Officer
Donald A. Major	54	Executive Vice President for Corporate Development and Director

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Biographies and Qualifications of Our Executive Officers. The biographies of our executive officers and certain information regarding each officer’s experience, attributes, skills and/or qualifications that led to the conclusion that the individual should be serving as an executive officer of our Company are as follows:

Dr. Joseph N. Forkey

For Dr. Forkey’s full biography, please refer to page 28 in the section entitled “Biographies and Qualifications of Our Directors,” above.

Jack P. Dreimiller

Mr. Jack P. Dreimiller has served as our Senior Vice President, Finance and Chief Financial Officer since August 15, 2008. Prior to that time, he served as our Senior Vice President, Finance and Chief Financial Officer from April 1992 until June 2005, and as an independent consultant to our Company from June 2005 to December 2005. Since June 2005, he has served as an independent consultant serving various roles as financial/accounting executive, including interim Chief Financial Officer, for a number of companies. Mr. Dreimiller is a Certified Public Accountant (inactive) and holds a BS in Business Administration from the University of Buffalo. He has over twenty-five years of experience in various senior financial management positions, including audit and consulting experience with an international accounting firm, and Controller and VP Finance experience with both small firms and multi-national corporations.

Donald A. Major

For Mr. Major’s full biography, please refer to page 28 in the section entitled “Biographies and Qualifications of Our Directors,” above.

Other Involvement in Certain Legal Proceedings

None of our directors or executive officers has been involved in any bankruptcy or criminal proceedings, nor have there been any judgments or injunctions brought against any of our directors or executive officers during the last ten years that we consider material to the evaluation of the ability and integrity of any director or executive officer.

EXECUTIVE COMPENSATION

Executive and Director Compensation

Summary Executive Compensation

The following table sets forth all compensation for our fiscal years ended June 30, 2015 and 2014 awarded to, earned by, or paid to our Principal Executive Officer, our most highly compensated executive officer and our most highly compensated employee, all of which are referred to herein as the “Named Executive Officers.” No other executive officer earned over $100,000 in the last completed fiscal year.

Summary Executive Compensation Table for the Fiscal Years Ended June 30, 2015 and 2014

Name and Principal Position	Year June 30,	Salary ($)		Bonus ($)		Stock Awards ($)	Option Awards ($) (1)		All Other Compensation (4)	Total ($)
Joseph N. Forkey	2015	120,000		0		0	0		0	120,000
Director,	2014	120,000		0		0	0		0	120,000
Chief Executive Officer,
President and Treasurer
Donald A. Major	2015	69,000	(2)	0		27,000	43,800	(3)	2,000	141,800
Executive Vice President for	2014	30,078		0		0	29,700		1,250	34,028
Corporate Development and
Director
Richard G. Cyr	2015	145,000		16,137	(4)	0	18,250		0	179,387
Optics Laboratory Manager	2014	145,000		26,374	(4)	0	0		0	171,374

(1)	Represents the aggregate grant date fair value of stock option awards granted in the respective fiscal year as computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model. A discussion of the assumptions used in calculating the amounts in this column may be found in the Notes to our audited consolidated financial statements for the year ended June 30, 2015 set forth in this Annual Report on Form 10-K. These amounts do not represent the actual amounts paid to or realized by the directors during the fiscal year ended June 30, 2015.

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(2)	Don Major has been a Director of the Company since 2005. Since 2012, he has consulted to the Company. Beginning January 2015, his compensation was increased concurrent with his increased responsibilities as an on-site consultant, on a quarter-by-quarter basis for as long as mutually agreed to by the Company and Mr. Major. Mr. Major’s compensation consisted of: (a) $2,000 earned as compensation for his services as a member of our Board of Directors, (b) $69,000 earned as salary compensation for his services as our Executive Vice President for Corporate Development, and (c) 45,000 shares of restricted stock earned for his services rendered to the Company valued at $0.60 per share or $27,000 in the aggregate.

(3)	On September 23, 2014, we granted Mr. Major an option to purchase 30,000 shares of our common stock as compensation for services rendered to us as Executive Vice President of Corporate Development. The option expires September 23, 2024 and the exercise price is $0.90 per share. On May 18, 2015, we granted Mr. Major an option to purchase 60,000 shares of our common stock as compensation for services rendered to us as a Director. These options vest in three installments: one-third vested immediately on the date of grant; one-third vests in one year on May 18, 2016; the remaining one-third vests in two years on May 18, 2017. The options have an exercise price of $0.73 and expire on May 18, 2025.

(4)	Represents a performance award for the respective fiscal year.

Employment Contracts and Termination of Employment Arrangements

We have no employment contracts in place with any Named Executive Officer. We have no compensatory plan or arrangement with respect to any Named Executive Officer where such plan or arrangement will result in payments to such Named Executive Officer upon or following his resignation, or other termination of employment with us and our subsidiaries, or as a result of a change-in-control of our Company or a change in the Named Executive Officers’ responsibilities following a change-in-control.

Outstanding Equity Awards at Fiscal Year-End Table for the Fiscal Year Ended June 30, 2015

The following table shows grants of options outstanding on June 30, 2015, the last day of our fiscal year, to each of the Named Executive Officers named in the Summary Executive Compensation Table.

Name	Number of securities underlying unexercised options exercisable		Number of securities underlying unexercised options unexercisable		Option exercise price ($)	Option expiration date
Joseph N. Forkey	600		0		13.75	05	/09/2016
	11,208		0		13.75	05	/09/2016
	17,520		0		1.11	09	/28/2017
	150,000		0		1.20	03	/02/2022

Donald A. Major	400		0		11.50	11	/29/2015
	400		0		13.75	05	/09/2016
	400		0		6.25	11	/28/2016
	21,898		0		1.11	09	/28/2017
	400		0		7.75	11	/27/2017
	400		0		1.25	11	/25/2018
	400		0		1.35	11	/24/2019
	27,600		0		1.20	03	/02/2022
	3,000		0		0.85	01	/02/2023
	3,000		0		0.90	01	/02/2024
	30,000		0		0.95	07	/09/2024
	20,000	(1)	40,000	(1)	0.73	05	/18/2025

Richard G. Cyr	10,200		0		13.75	05	/09/2016
	2,500		0		0.55	05	/09/2016
	40,000		0		0.27	07	/14/2021
	5,000	(2)	20,000	(2)	0.73	05	/18/2025

(1)	The options were granted on May 18, 2015. These options vest in three installments: one-third vested immediately on the date of grant; one-third vests in one year on May 18, 2016; the remaining one-third vests in two years on May 18, 2017.

(2)	The options were granted on May 18, 2015. 5,000 shares vested on August 18, 2015. The remaining 20,000 shares will vest in accordance with the achievement of specified performance criteria.

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Profit Sharing and 401(k) Plan

We have a defined contribution 401(k) profit sharing plan. Employer profit sharing and matching contributions to the plan are discretionary. No employer profit sharing contributions were made to the plan in fiscal years 2015 and 2014. No employer matching contributions were made to the plan in fiscal years 2015 and 2014.

Director Compensation

The following table sets forth cash amounts and the value of other compensation paid to our directors, but does not include the compensation of Dr. Joseph N. Forkey, our Chief Executive Officer, President, Treasurer, as his compensation is reflected in the Summary Executive Compensation Table. During the fiscal year ended June 30, 2015, our Board of Directors determined that Dr. Joseph N. Forkey and Mr. Richard E. Forkey were our employee directors and, therefore, would not earn any fees related to service on our Board.

Director Compensation Table for the Fiscal Year Ended June 30, 2015

Name of Director	Fees earned or paid in cash ($)(1)	Option awards ($) (2) (3)	All other compensation ($)		Total ($)
Richard E. Forkey (4)	0	0	96	(5)	96
Donald A. Major *	*	*	*		*
Richard B. Miles	2,000	43,800	0		45,800
Joel R. Pitlor	1,500	43,800	0		45,300
Kenneth S. Schwartz	1,250	43,800	0		45,050
Peter H. Woodward	1,500	65,700			67,200

*	Mr. Major’s compensation is disclosed above in the Summary Executive Compensation Table. Mr. Major, although an officer of the Company, also earns fees for his services as a director.

(1)	Under our director compensation plan, each director receives $250 per board or committee meeting that the director attends. We also reimburse our directors for travel expenses. As our Board has determined that Dr. Joseph N. Forkey and Mr. Richard E. Forkey are employees of our Company, Dr. Forkey and Mr. Forkey do not earn any fees related to service on our Board of Directors.

(2)	Represents the aggregate grant date fair value of stock option awards granted in the respective fiscal year as computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model. A discussion of the assumptions used in calculating the amounts in this column may be found in the Notes to our audited consolidated financial statements for the year ended June 30, 2015 set forth in this Annual Report on Form 10-K. These amounts do not represent the actual amounts paid to or realized by the directors during the fiscal year ended June 30, 2015.

(3)	On May 18, 2015, we granted Messrs. Major, Miles, Pitlor and Schwartz options to purchase 60,000 shares of our common stock and granted Mr. Woodward an option to purchase 90,000 shares of our common stock. These options were fully vested as of the date of grant, have an exercise price of $0.73 and expire on May 18, 2025.

(4)	Mr. Forkey served as our Chief Executive Officer until February 8, 2011 and as a Director until July 9, 2014. He currently serves as the Founder and Director Emeritus.

(5)	Mr. Forkey’s compensation consisted of $96 earned as salary compensation for his services in the executive position of Advisor to the Chief Executive Officer.

Narrative to Director Compensation Table

Under our director compensation plan, each director receives $250 per board or committee meeting that the director attends. We also reimburse our directors for travel expenses.

On May 18, 2015, as a one-time grant, we granted Messrs. Major, Miles, Pitlor and Schwartz options to purchase 60,000 shares of our common stock and granted Mr. Woodward an option to purchase 90,000 shares of our common stock. These options vest in three installments: one-third vested immediately on the date of grant; one-third vests in one year on May 18, 2016; the remaining one-third vests in two years on May 18, 2017.The options have an exercise price of $0.73 and expire on May 18, 2025.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following tables set forth information regarding our common stock owned as of the close of business on December 31, 2015 by the following persons: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our directors who beneficially owns our common stock, (iii) each of our Named Executive Officers who beneficially own our common stock and (iv) all executive officers and directors, as a group, who beneficially own our common stock. The information on beneficial ownership in the table and footnotes thereto is based upon data furnished to us by, or on behalf of, the persons listed in the table.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person or group that are currently exercisable or exercisable within 60 days after December 31, 2015. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or group.

Stockholders Known by Us to Own Over 5% of Our Common Stock

	Amount of beneficial ownership (1)			Percent of
Name and Address of Beneficial Owner	Shares Owned	Shares – Rights to Acquire	Total Number	Shares Beneficially Owned (2)

AWM Investment Company, Inc. (3) c/o Special Situations Funds 527 Madison Avenue, Suite 2600 New York, New York 10022	0	1,371,679	1,371,673	15.6%

MHW Partners, L.P. (4) 150 East 52 nd Street 30 th Fl. New York, New York 10022	439,013	183,440	622,453	8.2%

DAFNA Capital Management LLC (5) 10990 Wilshire Boulevard, Suite 1400 Los Angeles, California 90024	311,537	321,018	632,555	8.2%

Alpha Capital Anstalt (6) 150 Central Park South New York, New York 10019	277,778	229,299	507,077	6.6%

Hershey Strategic Capital, L.P. (7) 888 7 th Ave., 17 th Floor New York, New York 10019	1,282,480	0	1,282,480	17.3%

Dolphin Offshore Partners, L.P. (8) P.O. Box 16867 Fernandina Beach, Florida 32035	695,674	0	695,674	9.4%

Stuart Sternberg (9) 85 Bellevue Avenue Rye, New York 10580	1,160,355	0	1,160,355	15.6%

(1)	Represents shares with respect to which each beneficial owner listed has or will have, upon acquisition of such shares upon exercise or conversion of options, warrants, conversion privileges or other rights exercisable within 60 sixty days, sole voting and investment power. For the purposes of this table, we have not assumed the limitations on exercise set forth in certain warrants, which limit the number of shares of common stock that the holder, together with all other shares of common stock beneficially owned by such person, does not exceed 4.999% of the total outstanding shares of common stock.

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(2)	As of December 31, 2015, there were 7,434,582 shares of our common stock issued and outstanding. Percentages are calculated on the basis of the amount of issued and outstanding common stock plus, for each person or group, any securities that such person or group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights.

(3)	We relied, in part, on a Schedule 13G/A filed with the SEC on November 30, 2015, by AWM Investment Company, Inc. for this information.

AWM Investment Company, Inc., a Delaware corporation is the investment adviser to Special Situations Fund III QP, L.P., Special Situations Cayman Fund, L.P. and Special Situations Private Equity Fund, L.P. Austin W. Marxe, David M. Greenhouse and Adam C. Stettner are the controlling principals of AWM Investment Company, Inc. Messrs. Marxe, Greenhouse and Stettner are members of Special Situations Cayman, L.L.C., a Delaware limited liability company and the general partner of Special Situations Cayman Fund; MGP Advisers Limited Partnership, a Delaware limited partnership and the general partner of Special Situations Fund III QP; and MG Advisers, L.L.C., a New York limited liability company and the general partner of Special Situations Private Equity Fund.

Special Situations Cayman Fund owns no common stock. Special Situations Fund III QP owns no common stock; 3,630,000 warrants to purchase 258,611 shares of common stock, expiring May 11, 2017; warrants to purchase 504,457 shares of common stock, expiring September 28, 2017; and warrants to purchase 175,000 shares of common stock, expiring February 12, 2016. Special Situations Private Equity Fund owns no common stock; 3,630,000 warrants to purchase 258,611 shares of common stock, expiring May 11, 2017; and warrants to purchase 175,000 shares of common stock, expiring February 12, 2016. AWM Investment Company has the power to vote and direct the disposition of all shares of common stock and warrants owned by Special Situations Cayman Fund, Special Situations Fund III QP, and Special Situations Private Equity Fund.

AWM Investment Company, Messrs. Marxe, Stettner and Greenhouse are deemed to beneficially own 7,230,000 warrants to purchase an aggregate of 493,398 shares of common stock, expiring May 11, 2017; warrants to purchase 481,733 shares of common stock, expiring September 28, 2017; and warrants to purchase 350,000 shares of common stock, expiring February 12, 2016. However, the aggregate number of shares of common stock into which 481,733 warrants of the total warrants held by Special Situations Fund III QP are exercisable, and which AWM Investment Company, Messrs. Marxe, Stettner and Greenhouse have the right to acquire beneficial ownership, is limited to the number of shares of common stock that, together with all other shares of common stock beneficially owned by AWM Investment Company, Messrs. Marxe, Stettner and Greenhouse, does not exceed 4.999% of the total outstanding shares of common stock. Accordingly, the 481,733 warrants expiring September 28, 2017 are not currently exercisable into common stock until the actual shares of common stock held by AWM Investment Company, Messrs. Marxe, Stettner and Greenhouse is less than 4.999% of the total outstanding shares of common stock. Special Situations Fund III QP may waive this 4.999% restriction with 61 days’ notice to us. Mr. Marxe holds an additional 204 shares of common stock that may be acquired by Mr. Marxe as an individual upon the exercise of outstanding stock options. AWM Investment Company disclaims beneficial ownership for the shares and warrants.

(4)

MHW Partners, L.P. is a Delaware limited partnership. MHW Capital, LLC is a Delaware limited liability company. MHW Capital Management, LLC is a Delaware limited liability company. MHW Capital, LLC is the general partner of MHW Partners, L.P. Mr. Woodward is the principal of MHW Capital Management, LLC and MHW Capital, LLC and in such capacity, Mr. Woodward holds the power to vote and direct the disposition of all shares of common stock owned by MHW Partners, L.P. MHW Partners, L.P., MHW Capital, LLC, MHW Capital Management, LLC and Mr. Woodward share the power to vote and direct the disposition of all shares of common stock owned by MHW Partners, L.P. Mr. Woodward is a citizen of the United States and our current Chairman of our Board of Directors.

MHW Partners, L.P. beneficially owns 439,013 shares of common stock, and 183,440 shares that may be acquired upon the exercise of outstanding warrants. However, the aggregate number of shares of common stock into which such warrants are exercisable, and which MHW Partners, L.P. has the right to acquire beneficial ownership, is limited to the number of shares of common stock that, together with all other shares of common stock beneficially owned by MHW Partners, L.P., does not exceed 4.999% of the total outstanding shares of common stock. Accordingly, such warrants are not currently exercisable into common stock until the actual shares of common stock held by MHW Partners, L.P. is less than 4.999% of the total outstanding shares of common stock. MHW Partners, L.P. may waive this 4.999% restriction with 61 days’ notice to us.

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(5)

We relied, in part, on a Schedule 13G jointly filed with the SEC on February 13, 2015 by DAFNA Capital Management, LLC, Nathan Fischel and Fariba Ghodsian for this information.

DAFNA Capital Management, LLC is a Delaware limited liability company. DAFNA Capital Management is the investment adviser of DAFNA LifeScience, L.P., DAFNA LifeScience Market Neutral, L.P. and DAFNA LifeScience Select, L.P. DAFNA Capital Management, LLC in its capacity as investment adviser to DAFNA LifeScience Market Neutral, DAFNA LifeScience Select, and DAFNA LifeScience, may be deemed to be the beneficial owner of the shares owned by DAFNA LifeScience Market Neutral, DAFNA LifeScience Select, and DAFNA LifeScience, as in its capacity as investment adviser it has the power to dispose, direct the disposition of, and vote the shares of the issuer owned by DAFNA LifeScience Market Neutral, DAFNA LifeScience Select, and DAFNA LifeScience. Nathan Fischel and Fariba Ghodsian are part-owners of DAFNA Capital Management and managing members of DAFNA Capital Management. As controlling persons of DAFNA Capital Management, Drs. Fischel and Ghodsian may each respectively be deemed to beneficially own the shares owned by DAFNA LifeScience Market Neutral, DAFNA LifeScience Select, and DAFNA LifeScience. Nathan Fischel is a citizen of Austria and a United States permanent resident. Fariba Ghodsian is a citizen of the United States. Pursuant to Rule 13d-4, Drs. Fischel and Ghodsian disclaim beneficial ownership of the securities.

DAFNA Capital Management beneficially owns 311,537 shares of common stock, in the aggregate. DAFNA Capital Management holds common stock purchase warrants exercisable into 321,018 shares of common stock, in the aggregate. DAFNA LifeScience Market Neutral owns 77,778 shares of common stock and 64,204 shares that may be acquired upon the exercise of outstanding warrants. DAFNA LifeScience Select owns 200,000 shares of common stock and 165,094 shares that may be acquired upon the exercise of outstanding warrants. DAFNA LifeScience owns 111,111 shares of common stock and 91,720 shares that may be acquired upon the exercise of outstanding warrants. However, the aggregate number of shares of common stock into which such warrants are exercisable, and which DAFNA Capital Management has the right to acquire beneficial ownership, is limited to the number of shares of common stock that, together with all other shares of common stock beneficially owned by DAFNA Capital Management, does not exceed 4.999% of the total outstanding shares of common stock. Accordingly, such warrants are not currently exercisable into common stock until the actual shares of common stock held by DAFNA Capital Management is less than 4.999% of the total outstanding shares of common stock. DAFNA LifeScience Market Neutral, DAFNA LifeScience Select, and DAFNA LifeScience may waive this 4.999% restriction with 61 days’ notice to us.

(6)	Alpha Capital Anstalt beneficially owns 277,778 shares of common stock and 229,299 shares that may be acquired upon the exercise of outstanding warrants. However, the aggregate number of shares of common stock into which such warrants are exercisable, and which Alpha Capital Anstalt has the right to acquire beneficial ownership, is limited to the number of shares of common stock that, together with all other shares of common stock beneficially owned by Alpha Capital Anstalt, does not exceed 4.999% of the total outstanding shares of common stock. Accordingly, such warrants are not currently exercisable into common stock until the actual shares of common stock held by Alpha Capital Anstalt is less than 4.999% of the total outstanding shares of common stock. Alpha Capital Anstalt may waive this 4.999% restriction with 61 days’ notice to us.

(7)

We relied, in part, on the Schedule 13D/A jointly filed by Hershey Strategic Capital, LP, Hershey Management I, LLC and Hershey Strategic Capital GP, LLC on December 1, 2015 and a Form 4 filed on January 4, 2016 for this information.

Hershey Management I, LLC, a Delaware limited liability company, is the investment advisor of Hershey Strategic Capital, LP, a Delaware limited partnership. Hershey Strategic Capital GP, LLC, a Delaware limited liability company, is the general partner of Hershey Strategic Capital, LP. Adam Hershey is the sole managing member of both Hershey Management I, LLC and Hershey Strategic Capital GP, LLC. As the investment advisor, Hershey Management I, LLC has the voting and dispositive power with respect to all of the shares of Common Stock owned by Hershey Strategic Capital, LP. On July 9, 2014, Richard E. Forkey resigned as a director and Hershey Strategic Capital, LP designated Peter H. Woodward and Dr. Kenneth S. Schwartz to our Board of Directors and such designees were so appointed.

Pursuant to the securities purchase agreement among us and several investors dated July 1, 2014, Hershey Strategic Capital, LP is entitled to designate two members of our Board of Directors, one of whom will be Chairman. If either of the directors designated by Hershey Strategic Capital, LP resigns from the Board of Directors before the third anniversary of the closing date of the transaction reflected in the purchase agreement, Hershey Strategic Capital, LP has the right to appoint an additional member of our Board of Directors, provided that funds and accounts managed Hershey Strategic Capital, LP at such time own more than one-half the number of shares purchased by Hershey Strategic Capital, LP in the transaction.

Hershey Strategic Capital, LP beneficially owns 1,282,480 shares of common stock. Hershey Strategic Capital, LP is managed by Adam Hershey, and in such capacity, Mr. Hershey holds the power to vote and direct the disposition of all shares of common stock owned by Hershey Strategic Capital, LP. Hershey Management I disclaims beneficial ownership in the shares.

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(8)

We relied, in part, on the Schedule 13D/A filed jointly by Dolphin Offshore Partners, L.P., Dolphin Mgmt. Services, Inc. and Peter E. Salas on October 26, 2015 for this information.

Dolphin Offshore Partners, L.P., a Delaware limited partnership, is an investment manager. Dolphin Mgmt. Services, Inc., a Delaware corporation, is the managing general partner of Dolphin Offshore Partners, L.P. Peter E. Salas is the President, sole shareholder and controlling person of Dolphin Mgmt. Services, Inc. Peter Salas is a U.S. citizen.

Dolphin Offshore Partners, L.P., Dolphin Mgmt. Services, Inc. and Peter E. Salas each may be deemed to beneficially own an aggregate of 695,674 shares of common stock. Dolphin Offshore Partners, L.P., Dolphin Mgmt. Services, Inc. and Peter E. Salas each may be deemed to have shared power to vote or direct the vote, and dispose or direct the disposition, of all such shares of common stock.

(9)	We relied, in part, on the Schedule 13G filed by Stuart Sternberg on November 24, 2015 for this information.

Officers and Directors

		Amount of beneficial ownership (2)			Percent of
Name and address of beneficial owner (1)	Nature of beneficial ownership	Shares Owned	Shares – Rights to Acquire	Total Number	Shares Beneficially Owned (3)
Joseph N. Forkey (4)	Chief Executive Officer, President, Treasurer and Director	33,620	180,154	213,774	2.8%

Jack P. Dreimiller (5)	Senior Vice President and Chief Financial Officer	583	15,000	15,583	*

Donald A. Major (6)	Executive Vice President for Corporate Development and Director	80,778	148,530	229,308	3.0%

Richard E. Forkey (7)	Advisor to the Chief Executive Officer and Director Emeritus	212,993	37,874	250,867	3.4%

Richard B. Miles (8)	Director	15,112	84,373	99,485	1.3%

Joel R. Pitlor (9)	Director	205,395	85,978	291,373	3.9%

Richard G. Cyr (10)	Optics Laboratory Manager	0	55,200	55,200	*

Peter H. Woodward (11)	Chairman of the Board of Directors	439,013	273,440	712,453	9.2%

Kenneth S. Schwartz (12)	Director	14,925	60,000	74,925	*

All directors and executive officers as a group		1,002,419	940,549	1,942,968	23.2%

_________________

* Percentage of shares beneficially owned does not exceed one percent of issued and outstanding shares of stock.

(1)	Unless otherwise stated, the address of each beneficial owners listed on the table is c/o Precision Optics Corporation, Inc., 22 East Broadway, Gardner, MA 01440.

(2)	Represents shares with respect to which each beneficial owner listed has or will have, upon acquisition of such shares upon exercise or conversion of options, warrants, conversion privileges or other rights exercisable within 60 sixty days, sole voting and investment power.

(3)	As of December 31, 2015, we had 7,434,582 shares of our common stock issued and outstanding. Percentages are calculated on the basis of the amount of issued and outstanding common stock plus, for each person or group, any securities that such person or group has the right to acquire within 60 days of December 31, 2015 pursuant to options, warrants, conversion privileges or other rights.

(4)	Dr. Forkey is a member of our Board of Directors and serves as our Chief Executive Officer, President and Treasurer. Dr. Forkey’s beneficial ownership consists of (a) 33,620 shares of common stock held in joint ownership with his wife, Heather Forkey, with whom he shares voting and dispositive control, (b) 18,346 shares of common stock that may be acquired upon the exercise of outstanding warrants, and (c) 161,808 shares of common stock that may be acquired upon the exercise of outstanding stock options.

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(5)	Mr. Dreimiller is our Senior Vice President and Chief Financial Officer. Mr. Dreimiller’s beneficial ownership consists of (a) 583 shares of common stock, and (b) 15,000 shares of common stock that may be acquired upon the exercise of outstanding stock options.

(6)	Mr. Major is our Executive Vice President for Corporate Development and a member of our Board of Directors. Mr. Major’s beneficial ownership consists of (a) 80,778 shares of common stock, (b) 22,930 shares of common stock that may be acquired upon the exercise of outstanding warrants and (c) 125,600 shares of common stock that may be acquired upon the exercise of outstanding stock options. Of these stock options, 20,000 options vest on May 18, 2016 and 20,000 options vest on May 18, 2017.

(7)	Mr. Forkey is our Director Emeritus. He served as our Chief Executive Officer until February 8, 2011, and Director until July 9, 2014. Mr. Forkey’s beneficial ownership consists of (a) 212,993 shares of common stock, (b) 22,930 shares of common stock that may be acquired upon the exercise of outstanding warrants, and (c) 14,944 shares of common stock that may be acquired upon the exercise of outstanding stock options.

(8)	Mr. Miles is a member of our Board of Directors. Mr. Miles’ beneficial ownership consists of (a) 15,112 shares of common stock, (b) 9,173 shares that may be acquired upon the exercise of outstanding warrants, and (c) 75,200 shares of common stock that may be acquired upon the exercise of outstanding stock options. Of these stock options, 20,000 options vest on May 18, 2016 and 20,000 options vest on May 18, 2017.

(9)	Mr. Pitlor is a member of our Board of Directors. Mr. Pitlor’s beneficial ownership consists of (a) 205,395 shares of common stock, (b) 10,000 shares that may be acquired upon the exercise of outstanding warrants, and (c) 75,978 shares of common stock that may be acquired upon the exercise of outstanding stock options. Of these stock options, 20,000 options vest on May 18, 2016 and 20,000 options vest on May 18, 2017.

(10)	Mr. Cyr is our Optics Laboratory Manager and is considered a “named executive officer” as defined in Item 402(a)(3) of Regulation S-K. Mr. Cyr’s beneficial ownership consists of (a) 0 shares of common stock, and (b) 55,200 shares of common stock that may be acquired upon the exercise of outstanding stock options.

(11)	Mr. Peter Woodward is the Chairman of our Board of Directors. Mr. Woodward is the managing member and general partner of MHW Partners and in such capacity, Mr. Woodward holds the power to vote and direct the disposition of all shares of common stock owned by MHW Partners. On July 2, 2014, MHW Partners purchased 125,000 shares of common stock. On September 28, 2012, MHW Partners purchased 222,223 shares of our common stock, and warrants to purchase up to 168,386 shares of our common stock at an exercise price of $1.11 per share, subject to adjustment and a call provision if certain market price targets are reached, and an expiration date of September 28, 2017. On October 19, 2015, MHW Partners purchased 87,313 shares of our common stock. Mr. Woodward’s beneficial ownership consists of (a) 439,013 shares of common stock held through MHW Partners, L.P., and (b) 183,440 shares of common stock that may be acquired upon the exercise of outstanding warrants held through MHW Partners, L.P., and (c) 90,000 shares of common stock which may be acquired upon the exercise of outstanding stock options. Of these stock options, 30,000 options vest on May 18, 2016 and 30,000 options vest on May 18, 2017.

(12)	Mr. Kenneth Schwartz is a member of our Board of Directors. Mr. Schwartz’s beneficial ownership consists of (a) 14,925 shares of common stock, and (b) 60,000 shares of common stock that may be acquired upon the exercise of outstanding stock options. Of these stock options, 20,000 options vest on May 18, 2016 and 20,000 options vest on May 18, 2017.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of the last fiscal year we had the following related party transactions.

Transactions with Officers and Directors

We lease our main facility in Gardner, Massachusetts from Equity Assets, Inc., a company wholly-owned by Mr. Richard E. Forkey, our Director Emeritus and our former Director until July 9, 2014 and Chief Executive Officer until February 8, 2011. At the time we entered into this arrangement, Mr. Richard Forkey was our Chief Executive Officer and Director. We are currently a tenant-at-will, paying rent of $9,000 per month, or an aggregate of $108,000 per year, for each of fiscal years 2015 and 2014.

On October 19, 2015, we entered into agreements with accredited investors for the sale and purchase of 1,044,776 shares of our common stock, $0.01 par value at a purchase price of $0.67 per share. We received $700,000 in gross proceeds from the offering. We intend to use the net proceeds from this placement for general working capital purposes.

In conjunction with the placement, we also entered into a registration rights agreement with the investors, whereby we are obligated to file a registration statement with the Securities Exchange Commission on or before 90 calendar days after October 19, 2015 to register the resale by the investors of the 1,044,776 shares of our common stock purchased in the placement.

Pursuant to the above transaction, our director Mr. Schwartz purchased 14,925 shares of our common stock at an aggregate purchase price of $10,000, and our Chairman of the Board Mr. Woodward, as principal of MHW Partners, L.P., purchased 87,313 shares of our common stock at an aggregate purchase price of $58,500.

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Transactions with Stockholders Known by Us to Own 5% or More of Our Common Stock

Pursuant to the October 2015 placement described above, Hershey Strategic Capital, L.P. purchased 37,313 shares of our common stock at an aggregate purchase price of $25,000. At the time of the transaction, Hershey Strategic Capital was a beneficial owner of more than 5% of our outstanding common stock.

On July 1 through July 7, 2014, we closed agreements with institutional and accredited investors for the sale and purchase of 1,717,152 shares of our common stock, $0.01 par value at a purchase price of $0.60 per share. We received $1,030,291 in gross proceeds from the offering. We used the net proceeds from this placement for general working capital purposes. Of this amount, $50,000 was received in June 2014 and the remainder was received in July 2014.

In conjunction with the placement, we also entered into a registration rights agreement with the investors, whereby we were obligated to file a registration statement with the Securities Exchange Commission on or before 45 calendar days after July 1, 2014 to register the resale by the investors of the 1,717,152 shares of the common stock purchased in the placement. Subsequent to the execution of the agreement, the parties agreed to extend the time period by which we were obligated to file a registration statement with the Securities Exchange Commission. The registration statement was filed with the Securities Exchange Commission on October 9, 2014, in accordance with the extended timetable, and became effective on October 30, 2014.

Pursuant to the above transaction, Mr. Arnold Schumsky purchased 83,334 shares of our common stock for an aggregate price of $50,000 and MHW Capital Partners, LP purchased 125,000 shares of our common stock for an aggregate price of $75,000. Arnold Schumsky and MHW Capital Partners, LP were beneficial owners of more than 5% of our outstanding common stock at the time of the transaction. Mr. Woodward is the principal of MHW Capital Partners, LP, and holds the power to vote and direct the disposition of the shares of common stock owned by MHW Partners, LP. Pursuant to the transaction described above, Mr. Woodward was subsequently appointed as Chairman of our Board of Directors on July 9, 2014.

DIRECTOR INDEPENDENCE

During the fiscal year ended June 30, 2015, the Board of Directors determined that Messrs. Richard B. Miles and Joel R. Pitlor were “independent” as defined under the standards of independence set forth in the NASDAQ Listing Rules and the rules under the Securities Exchange Act of 1934.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon for us by the law firm of Trombly Business Law, P.C., Louisville, CO. Ms. Trombly, the principal of Trombly Business Law, P.C., will not receive a direct or indirect interest in our Company and has never been a promoter, underwriter, voting trustee, director, officer, or employee of our Company. Ms. Trombly does not have any contingent based agreement with us or any other interest in or connection to us.

EXPERTS

The June 30, 2015 and 2014 financial statements included in this prospectus have been audited by Stowe & Degon LLC, independent auditors, and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Stowe & Degon LLC, has no direct or indirect interest in us, nor were they a promoter or underwriter.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

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FINANCIAL STATEMENTS

F-1

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30, 2015	June 30, 2015
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$111,718	$241,051
Accounts Receivable, net	459,128	588,042
Inventories, net	1,018,727	1,073,256
Prepaid Expenses	57,988	65,182
Total Current Assets	1,647,561	1,967,531
PROPERTY AND EQUIPMENT
Machinery and Equipment	2,435,499	2,431,127
Leasehold Improvements	553,596	553,596
Furniture and Fixtures	148,303	148,303
Vehicles	19,674	19,674
	3,157,072	3,152,700

Less: Accumulated Depreciation	(3,102,534)	(3,096,993)
Net Property and Equipment	54,538	55,707

Patents, net	20,087	18,644

TOTAL ASSETS	$1,722,186	$2,041,882

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$871,341	$912,150
Customer Advances	122,300	118,800
Accrued Employee Compensation	192,417	222,222
Accrued Professional Services	95,950	60,735
Accrued Warranty Expense	25,000	25,000
Other Accrued Liabilities	29,857	36,087
Total Current Liabilities	1,336,865	1,374,994
STOCKHOLDERS’ EQUITY
Common Stock, $0.01 par value - Authorized - 50,000,000 shares; Issued and Outstanding – 6,389,806 shares at September 30, 2015 and June 30, 2015	63,898	63,898
Additional Paid-in Capital	43,332,823	43,232,500
Accumulated Deficit	(43,011,400)	(42,629,510)
Total Stockholders’ Equity	385,321	666,888

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,722,186	$2,041,882

The accompanying notes are an integral part of these consolidated interim financial statements.

F-2

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED

SEPTEMBER 30, 2015 AND 2014

(UNAUDITED)

	Three Months Ended September 30,
	2015	2014
Revenues	$858,427	$830,714

Cost of Goods Sold	726,089	718,576

Gross Profit	132,338	112,138

Research and Development Expenses, net	150,768	76,712

Selling, General and Administrative Expenses	365,026	347,147

Gain on Sale of Assets	(1,566)	(15,282)

Total Operating Expenses	514,228	408,577

Net Loss	$(381,890)	$(296,439)

Loss Per Share:
Basic	$(0.06)	$(0.05)
Diluted	$(0.06)	$(0.05)

Weighted Average Common Shares Outstanding:
Basic	6,389,806	6,069,131
Diluted	6,389,806	6,069,131

The accompanying notes are an integral part of these consolidated interim financial statements.

F-3

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED

SEPTEMBER 30, 2015 AND 2014

(UNAUDITED)

	Three Months Ended September 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(381,890)	$(296,439)
Adjustments to Reconcile Net Loss to Net Cash Used In Operating Activities -
Depreciation and Amortization	5,541	3,888
Gain on Sale of Assets	(1,566)	(15,282)
Stock-based Compensation Expense	100,323	27,000
Non-cash Consulting Expense	4,500	11,250
Changes in Operating Assets and Liabilities -
Accounts Receivable, net	128,914	(149,252)
Inventories	54,529	76,929
Prepaid Expenses	7,194	18,346
Accounts Payable	(40,809)	(244,207)
Customer Advances	3,500	(25,780)
Accrued Expenses	(5,320)	2,391
Net Cash Used In Operating Activities	(125,084)	(591,156)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additional Patent Costs	(1,443)	(851)
Purchases of Property and Equipment	(4,372)	(31,736)
Proceeds from Sale of Assets	1,566	15,282
Net Cash Used In Investing Activities	(4,249)	(17,305)

CASH FLOWS FROM FINANCING ACTIVITIES:
Gross Proceeds from July 2014 Private Placement of Common Stock	–	980,291
Private Placement Expenses Incurred and Paid as of September 30, 2014	–	(46,719)
Net Cash Provided by Financing Activities	–	933,572

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(129,333)	325,111
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	241,051	202,380

CASH AND CASH EQUIVALENTS, END OF PERIOD	$111,718	$527,491

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash Paid for Income Taxes	$912	$912
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Issuance of 90,298 Shares of Common Stock to Consultants	$–	$65,016

The accompanying notes are an integral part of these consolidated interim financial statements.

F-4

PRECISION OPTICS CORPORATION, INC.

NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Operations

The accompanying consolidated financial statements include the accounts of Precision Optics Corporation, Inc. and its wholly-owned subsidiaries (the “Company”). All significant intercompany accounts and transactions have been eliminated in consolidation.

These consolidated financial statements have been prepared by the Company, without audit, and reflect normal recurring adjustments which, in the opinion of management, are necessary for a fair statement of the results of the first quarter of the Company’s fiscal year 2016. These consolidated financial statements do not include all disclosures associated with annual consolidated financial statements and, accordingly, should be read in conjunction with footnotes contained in the Company’s consolidated financial statements for the year ended June 30, 2015 together with the Report of Independent Registered Public Accounting Firm filed under cover of the Company’s 2015 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on October 13, 2015.

Use of Estimates

The preparation of these consolidated financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Income (Loss) Per Share

Basic income (loss) per share is computed by dividing net income or net loss by the weighted average number of shares of common stock outstanding during the period. Diluted income (loss) per share is computed by dividing net income or net loss by the weighted average number of shares of common stock outstanding during the period, plus the number of potentially dilutive securities outstanding during the period such as stock options and warrants. For the three months ended September 30, 2015 and 2014, the effect of such securities was antidilutive and not included in the diluted calculation because of the net loss generated in these periods.

The following is the calculation of loss per share for the three months ended September 30, 2015 and 2014:

	Three Months Ended September 30,
	2015	2014

Net Loss – Basic and Diluted	$(381,890)	$(296,439)

Basic and Diluted Weighted Average Shares Outstanding	6,389,806	6,069,131

Loss Per Share
Basic	$(0.06)	$(0.05)
Diluted	$(0.06)	$(0.05)

The number of shares issuable upon the exercise of outstanding stock options and warrants that were excluded from the computation as their effect was antidilutive was approximately 4,349,500 and 3,794,000 for the three months ended September 30, 2015 and 2014, respectively.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In assessing the likelihood of utilization of existing deferred tax assets, management has considered historical results of operations and the current operating environment. Based on this evaluation, a full valuation reserve has been provided for the deferred tax assets.

F-5

2.	INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out) or market and consisted of the following:

	September 30, 2015	June 30, 2015
Raw Materials	$475,948	$485,266
Work-In-Progress	337,682	388,503
Finished Goods	205,097	199,487
Total Inventories	$1,018,727	$1,073,256

3.	STOCK-BASED COMPENSATION

Stock-based compensation costs recognized during the quarters ended September 30, 2015 and 2014 amounted to $100,323 and $27,000, respectively, and the costs were included in the accompanying consolidated statements of operations in: selling, general and administrative expenses (2015 - $36,257; 2014 - $27,000), research and development expenses (2015 - $29,391; 2014 - $0) and cost of goods sold (2015 - $34,675; 2014 - $0). No stock-based compensation has been capitalized because such amounts would have been immaterial.

There were no stock option grants in the quarter ended September 30, 2015.

Information related to the stock options outstanding as of September 30, 2015 is as follows:

Range of Exercise Prices	Number of Shares	Weighted-Average Remaining Contractual Life (years)	Weighted-Average Exercise Price	Exercisable Number of Shares	Exercisable Weighted-Average Exercise Price
$0.73	319,000	9.64	$0.73	106,333	$0.73
$0.73	330,000	9.64	$0.73	137,500	$0.73
$0.90	35,000	8.78	$0.90	20,417	$0.90
$0.90	30,000	8.78	$0.90	30,000	$0.90
$1.20	207,800	6.42	$1.20	207,800	$1.20
$0.90	9,000	8.26	$0.90	9,000	$0.90
$0.85	9,000	7.26	$0.85	9,000	$0.85
$0.55	44,000	6.37	$0.55	44,000	$0.55
$0.27	40,000	5.79	$0.27	40,000	$0.27
$1.35	1,200	4.15	$1.35	1,200	$1.35
$1.25	1,200	3.16	$1.25	1,200	$1.25
$6.25	1,600	1.16	$6.25	1,600	$6.25
$7.75	1,200	2.16	$7.75	1,200	$7.75
$11.50	800	0.16	$11.50	800	$11.50
$13.75	49,279	0.61	$13.75	49,279	$13.75
$0.27–$13.75	1,079,079	8.21	$1.43	659,329	$1.87

The aggregate intrinsic value of the Company’s “in-the-money” outstanding and exercisable options as of September 30, 2015 was $5,200.

F-6

4.	SALE OF STOCK

On July 1 through July 7, 2014, the Company closed on agreements with institutional and accredited investors (the “Investors”) for the sale and purchase of 1,717,152 shares of the Company’s common stock, $0.01 par value at a purchase price of $0.60 per share (the “Shares”). The Company received $1,030,291 in gross proceeds from the offering. The Company used the net proceeds from this placement for general working capital purposes. Of this amount, $50,000 was received in June 2014 and the remainder was received in July 2014.

In conjunction with the placement, the Company also entered into a registration rights agreement with the Investors, whereby the Company was obligated to file a registration statement with the Securities Exchange Commission on or before forty-five calendar days after July 1, 2014 to register the resale by the Investors of the 1,717,152 shares of the common stock purchased in the placement. Subsequent to the execution of the agreement, the parties agreed to extend the time period by which the Company was obligated to file a registration statement with the Securities Exchange Commission. The registration statement was filed with the Securities Exchange Commission on October 9, 2014, in accordance with the extended timetable, and became effective on October 30, 2014.

In conjunction with the offering, certain anti-dilution provisions of the warrants issued in conjunction with the Company’s June 25, 2008 and September 28, 2012 financing transactions were triggered. As a result, the number of existing June 25, 2008 warrants increased from 430,678 to 493,398 and the related exercise price of the warrants decreased from $1.18 per share to $1.03 per share. And the number of existing September 28, 2012 warrants increased from 1,944,475 to 2,189,724 and 194,446 to 217,322, respectively, and the related exercise price decreased from $1.25 to $1.11 and from $0.95 to $0.85, respectively.

5.	SALE OF ASSETS

During the quarter ended September 30, 2015, the Company sold equipment that was previously written off for proceeds totaling $1,566, and recorded a gain of $1,566, which is included within operating expenses in the accompanying consolidated statements of operations.

6.	SUBSEQUENT EVENT

On October 19, 2015, the Company entered into agreements with accredited investors for the sale and purchase of 1,044,776 shares of the Company’s common stock, $0.01 par value at a purchase price of $0.67 per share. The Company received $700,000 in gross proceeds from the offering. The Company intends to use the net proceeds from this placement for general working capital purposes.

In conjunction with the placement, the Company also entered into a registration rights agreement with the investors, whereby the Company is obligated to file a registration statement with the Securities Exchange Commission on or before 90 calendar days after October 19, 2015 to register the resale by the investors of the 1,044,776 shares of the Company’s common stock purchased in the placement.

In conjunction with the offering, certain anti-dilution provisions of the warrants issued in conjunction with the Company’s June 25, 2008 and September 28, 2012 financing transactions were triggered. As a result, the number of existing June 25, 2008 warrants increased from 493,398 to 517,222 and the related exercise price of the warrants decreased from $1.03 to $0.98 per share. Also, as a result of the offering, the number of existing September 28, 2012 warrants increased from 2,189,724 to 2,288,187 and 217,322 to 223,793, respectively, and the related exercise price decreased from $1.11 to $1.06 and from $0.85 to $0.83, respectively.

F-7

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Precision Optics Corporation, Inc.:

We have audited the accompanying consolidated balance sheets of Precision Optics Corporation, Inc. and subsidiaries (the Company) as of June 30, 2015 and 2014 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Precision Optics Corporation, Inc. and subsidiaries as of June 30, 2015 and 2014 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring net losses and negative cash flows from operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are described in Note 1. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Stowe & Degon LLC

Westborough, Massachusetts

October 13, 2015

F-8

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Consolidated Balance Sheets at June 30, 2015 and 2014

	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$241,051	$202,380
Accounts receivable (net of allowance for doubtful accounts of $22,500 in 2015 and 2014)	588,042	531,049
Inventories	1,073,256	988,878
Prepaid expenses	65,182	91,922
Total current assets	1,967,531	1,814,229
Fixed Assets:
Machinery and equipment	2,431,127	2,368,709
Leasehold improvements	553,596	553,596
Furniture and fixtures	148,303	148,303
Vehicles	19,674	19,674
	3,152,700	3,090,282
Less—Accumulated depreciation and amortization	3,096,993	3,075,722
Net fixed assets	55,707	14,560
Patents, net	18,644	7,672
	$2,041,882	$1,836,461
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$912,150	$715,192
Customer advances	118,800	26,200
Accrued employee compensation	222,222	200,207
Accrued professional services	60,735	60,250
Accrued warranty expense	25,000	25,000
Other accrued liabilities	36,087	69,028
Total current liabilities	1,374,994	1,095,877
Commitments (Note 2)
Stockholders’ Equity:
Common stock, $0.01 par value: 50,000,000 shares authorized; issued and outstanding – 6,389,806 shares at June 30, 2015 and 4,455,134 shares at June 30, 2014	63,898	44,551
Additional paid-in capital	43,232,500	42,146,750
Accumulated deficit	(42,629,510)	(41,450,717)

Total stockholders’ equity	666,888	740,584
	$2,041,882	$1,836,461

The accompanying notes are an integral part of these consolidated financial statements.

F-9

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

for the Years Ended June 30, 2015 and 2014

	2015	2014
Revenues	$3,912,060	$3,651,181
Cost of goods sold	3,113,789	2,850,386
Gross profit	798,271	800,795
Research and development expenses, net	492,937	471,106
Selling, general and administrative expenses	1,545,462	1,503,443
Gain on sale of assets	(27,075)	(14,028)
Total operating expenses	2,011,324	1,960,521
Operating loss	(1,213,053)	(1,159,726)
Other income	35,172	–
Loss before provision for income taxes	(1,177,881)	(1,159,726)
Provision for income taxes	912	912
Net loss	$(1,178,793)	$(1,160,638)
Loss per share:
Basic	$(0.19)	$(0.26)
Diluted	$(0.19)	$(0.26)

Weighted average common shares outstanding:
Basic	6,272,264	4,455,134
Diluted	6,272,264	4,455,134

The accompanying notes are an integral part of these consolidated financial statements.

F-10

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

for the Years Ended June 30, 2015 and 2014

	Number of Shares	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)

Balance, July 1, 2013	4,455,134	$44,551	$41,955,717	$(40,290,079)	$1,710,189
Advance proceeds from private placement of common stock	–	–	50,000	–	50,000
Stock-based compensation	–	–	141,033	–	141,033
Net loss	–	–	–	(1,160,638)	(1,160,638)
Balance, June 30, 2014	4,455,134	$44,551	$42,146,750	$(41,450,717)	$740,584
Proceeds from private placement of common stock, net of issuance costs of $127,512	1,717,152	17,172	835,607	–	852,779
Common stock issued for services rendered to the Company	217,520	2,175	124,468	–	126,643
Stock-based compensation	–	–	125,675	–	125,675
Net loss	–	–	–	(1,178,793)	(1,178,793)
Balance, June 30, 2015	6,389,806	$63,898	$43,232,500	$(42,629,510)	$666,888

The accompanying notes are an integral part of these consolidated financial statements.

F-11

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows for the

Years Ended June 30, 2015 and 2014

	2015	2014
Cash Flows from Operating Activities:
Net loss	$(1,178,793)	$(1,160,638)
Adjustments to reconcile net loss to net cash used in operating activities-
Depreciation and amortization	21,271	20,020
Gain on sale of assets	(27,075)	(14,028)
Stock-based compensation expense	125,675	141,033
Non-cash consulting expense	66,750	64,507
Non-cash gain on settlement of liabilities by issuing common stock	(35,172)	–
Changes in operating assets and liabilities-
Accounts receivable, net	(56,993)	(252,349)
Inventories	(84,378)	(92,705)
Prepaid expenses	26,740	(30,355)
Accounts payable	210,958	425,937
Customer advances	92,600	(11,844)
Accrued expenses	64,624	24,391
Net cash used in operating activities	(773,793)	(886,031)

Cash Flows from Investing Activities:
Proceeds from sale of assets	27,075	14,028
Additional patent costs	(10,972)	(8,524)
Purchases of fixed assets	(62,418)	(1,680)
Net cash provided by (used in) investing activities	(46,315)	3,824

Cash Flows from Financing Activities:
Proceeds from July 2014 private placement of common stock	980,291	50,000
Private placement expenses incurred and paid as of June 30, 2015	(121,512)	–
Net cash provided by financing activities	858,779	50,000

Net (decrease) increase in cash and cash equivalents	38,671	(832,207)
Cash and cash equivalents, beginning of year	202,380	1,034,587
Cash and cash equivalents, end of year	$241,051	$202,380

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for income taxes	$912	$912

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Issuance of 217,520 shares of common stock for services rendered to the company	$126,643	$–
Private placement expenses incurred but not yet paid as of June 30, 2015	$6,000	$–

The accompanying notes are an integral part of these consolidated financial statements.

F-12

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)           Nature of Business and Liquidity

Precision Optics Corporation, Inc. (the “Company”) designs, develops, manufactures and sells specialized optical systems and components and optical thin-film coatings. The Company conducts business in one industry segment only and its customers are primarily domestic. The Company’s products and services fall into two principal areas: (i) medical products for use by hospitals and physicians; and (ii) advanced optical system design and development services and products used by military and industrial customers.

The Company has sustained recurring net losses for several years. During the year ended June 30, 2015, the Company incurred a net loss from operations of $1,213,053 and used cash in operating activities of $773,793. As of June 30, 2015, cash and cash equivalents were $241,051, accounts receivable were $588,042, and current liabilities were $1,374,994. As of June 30, 2014, cash and cash equivalents were $202,380, accounts receivable were $531,049, and current liabilities were $1,095,877. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Until the Company achieves breakeven and profitable results, the Company will be required to pursue several options to manage cash flow and raise capital, including issuing debt or equity or entering into a strategic alliance. The sale of additional equity or convertible debt securities, if converted into common stock, would result in additional dilution to the Company’s current stockholders, and debt financing, if available, may involve restrictive covenants that could restrict our operations or finances. Financing may not be available in amounts or on terms acceptable to the Company, if at all. If the Company cannot raise funds on acceptable terms or achieve positive cash flow, the Company may not be able to continue to conduct operations, develop new products, grow market share, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which would negatively impact the Company’s business, operating results and financial condition.

(b)           Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its two wholly-owned subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation.

(c)           Revenues

The Company recognizes revenue when four basic criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the price to the buyer is fixed and determinable; and (4) collectability is reasonably assured. The Company’s shipping terms are customarily FOB shipping point.

The sales price of products and services sold is fixed and determinable after receipt and acceptance of a customer’s purchase order or properly executed sales contract, typically before any work is performed. Management reviews each customer purchase order or sales contract to determine that the work to be performed is specified and there are no unusual terms and conditions that would raise questions as to whether the sales price is fixed or determinable. The Company assesses credit worthiness of customers based upon prior history with the customer and assessment of financial condition. Accounts receivable are stated at the amount management expects to collect from outstanding balances. An allowance for doubtful accounts is provided for that portion of accounts receivable considered to be uncollectible, based upon historical experience and management’s evaluation of outstanding accounts receivable at the end of the year. Bad debts are written off against the allowance when identified.

The Company’s revenue transactions typically do not contain multiple deliverable elements for future performance obligations to customers, other than a standard one-year warranty on materials and workmanship, the estimated costs for which are provided for at the time revenue is recognized.

Revenues for industrial and medical products sold in the normal course of business are recognized upon shipment when delivery terms are FOB shipping point and all other revenue recognition criteria have been met. Gross shipping charges reimbursable from customers, to deliver product, are insignificant and are included in “Revenues” section of the Company’s consolidated statement of operations, while shipping costs are classified in the “selling, general and administrative expenses” section of the Company’s consolidated statement of operations.

F-13

(d)           Cash and Cash Equivalents

The Company includes in cash equivalents all highly liquid investments with original maturities of three months or less at the time of acquisition. Cash and cash equivalents of $241,051 and $202,380 at June 30, 2015 and 2014, respectively, consist primarily of cash at banks and money market funds. The Company maintains its cash and cash equivalents in bank deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on its cash and cash equivalents.

(e)           Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market and include material, labor and manufacturing overhead. The components of inventories at June 30, 2015 and 2014 are as follows:

	2015	2014
Raw material	$485,266	$445,210
Work-in-progress	388,503	385,601
Finished goods	199,487	158,067
	$1,073,256	$988,878

The Company provides for estimated obsolescence on unmarketable inventory based upon assumptions about future demand and market conditions. If actual demand and market conditions are less favorable than those projected by management, additional inventory write-downs may be required. Inventory, once written down, is not subsequently written back up, as these adjustments are considered permanent adjustments to the carrying value of the inventory.

(f)            Property and Equipment

Property and equipment are recorded at cost. Maintenance and repair items are expensed as incurred. The Company provides for depreciation and amortization by charges to operations, using the straight-line and declining-balance methods, which allocate the cost of property and equipment over the following estimated useful lives:

Asset Classification	Estimated Useful Life
Machinery and equipment	2-7 years
Leasehold improvements	Shorter of lease term or estimated useful life
Furniture and fixtures	5 years
Vehicles	3 years

Depreciation expense was $21,271 and $19,168 for the years ended June 30, 2015 and 2014, respectively.

(g)           Significant Customers and Concentration of Credit Risk

Financial instruments that subject the Company to credit risk consist primarily of cash equivalents and trade accounts receivable. The Company places its investments with highly rated financial institutions. The Company has not experienced any losses on these investments to date. At June 30, 2015, receivables from the Company’s four largest customers were 38%, 13%, 12% and 10% of the total accounts receivable. At June 30, 2014, receivables from the Company’s three largest customers were 30%, 17% and 11%, of the total accounts receivable. No other customer accounted for more than 10% of the Company’s receivables as of June 30, 2015 and 2014. The Company has not experienced any material losses related to accounts receivable from individual customers. The Company generally does not require collateral or other security as a condition of sale, rather it relies on credit approval, balance limitation and monitoring procedures to control credit risk of trade account financial instruments. Management believes that allowances for doubtful accounts, which are established based upon review of specific account balances and historical experience, are adequate.

Revenues from the Company’s largest customers, as a percentage of total revenues, were as follows:

	Year Ended June 30
	2015	2014
Customer A	23%	21%
Customer B	15	14
Customer C	11	1
Customer D	9	21
All others	42	43
	100%	100%

No other customer accounted for more than 10% of the Company’s revenues in fiscal years 2015 and 2014.

F-14

(h)           Loss per Share

Basic income (loss) per share is computed by dividing net income or net loss by the weighted average number of shares of common stock outstanding during the period. Diluted income (loss) per share is computed by dividing net income or net loss by the weighted average number of shares of common stock outstanding during the period, plus the number of potentially dilutive securities outstanding during the period such as stock options and warrants. For the year ended June 30, 2015 and 2014, the effect of such securities was antidilutive and not included in the diluted calculation because of the net loss generated in those periods.

The following is the calculation of loss per share for the years ended June 30, 2015 and 2014:

	Year Ended June 30
	2015	2014

Net Loss– Basic and Diluted	$(1,178,793)	$(1,160,638)

Basic Weighted Average Shares Outstanding	6,272,264	4,455,134
Potentially Dilutive Securities	–	–
Diluted Weighted Average Shares Outstanding	6,272,264	4,455,134

Loss Per Share
Basic	$(0.19)	$(0.26)
Diluted	$(0.19)	$(0.26)

The number of shares issuable upon the exercise of outstanding stock options and warrants that were excluded from the computation as their effect was antidilutive was approximately 4,355,000 and 3,393,000 for the years ended June 30, 2015 and 2014, respectively.

(i)            Stock-Based Compensation

The measurement and recognition of compensation costs for all stock-based awards made to employees and the Board of Directors are based upon fair value over the requisite service period for awards expected to vest. The Company estimates the fair value of share-based awards on the date of grant using the Black-Scholes option-pricing model. Stock-based compensation costs recognized for the years ended June 30, 2015 and 2014 amounted to $125,675 and $141,033, respectively.

(j)            Patents

Patent costs are amortized using the straight-line method over the shorter of their legal or estimated useful lives, generally five to ten years. Amortization expense was $0 and $852 for the years ended June 30, 2015 and 2014, respectively.

In July 2011, the Company assigned all of its currently issued and pending patents, as well as new inventions that it conceives before July 28, 2012, to Intuitive Surgical Operations, Inc.

(k)           Fair Value of Financial Instruments

Financial instruments consist principally of cash and cash equivalents, accounts receivable and accounts payable. The estimated fair value of these financial instruments approximates their carrying value due to their short-term nature.

(l)          Long-Lived Assets

Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

F-15

(m)          Warranty Costs

The Company does not incur future performance obligations in the normal course of business other than providing a standard one-year warranty on materials and workmanship to its customers (except in certain unusual and infrequently occurring situations where extended warranty terms beyond one year are negotiated with the customer). The Company provides for estimated warranty costs at the time product revenue is recognized. Warranty costs have been included as a component of cost of goods sold in the accompanying consolidated statements of operations. The following tables summarize warranty reserve activity for the years ended June 30, 2015 and 2014:

	2015	2014
Balance at beginning of period	$25,000	$25,000
Provision for warranty claims	32,477	11,917
Warranty claims incurred	(32,477)	(11,917)
Balance at end of period	$25,000	$25,000

(n)           Research and Development

Research and development expenses are charged to operations as incurred. The Company groups development and prototype costs and related reimbursements in research and development. For the years ended June 30, 2015 and 2014, research and development expense is shown net of reimbursements of $23,404 and $45,997, respectively, in the accompanying statements of operations.

(o)           Comprehensive Income

Comprehensive income or loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owners sources. The Company’s comprehensive loss or income for the years ended June 30, 2015 and 2014 was equal to its net loss for the same periods.

(p)           Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In assessing the likelihood of utilization of existing deferred tax assets, management has considered historical results of operations and the current operating environment.

(q)           Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions about how to allocate resources and assess performance. The Company’s chief decision-maker is its Chief Executive Officer. To date, the Company has viewed its operations and manages its business as principally one segment. For all periods presented, over 90% of the Company’s sales have been to customers in the United States.

(r)           Use of Estimates

The preparation of financial statements in conformity with accounting standards generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(s)           Recent Accounting Pronouncements

In July 2015, the Financial Accounting Standards Board ("FASB") issued new accounting guidance for measuring inventory.  The core principal of the guidance is that an entity should measure inventory at the lower of cost and net realizable value.  Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation.  This guidance does not apply to inventory that is being measured using the Last-In, First-Out (LIFO) or the retail inventory method. The guidance is effective for financial statements issued for annual and interim periods beginning after December 15, 2016 on a prospective basis.  Early adoption is permitted.  The Company is currently evaluating the impact this will have on the consolidated financial statements.

F-16

On June 12, 2015, the FASB issued ASU 2015-10, Technical Corrections and Improvements, which amends a number of topics in the FASB Accounting Standards Codification. The update is a part of an ongoing project on the FASB’s agenda to facilitate Codification updates for non-substantive technical corrections, clarifications, and improvements that are not expected to have a significant effect on accounting practice or create a significant administrative cost to most entities. The ASU will apply to all reporting entities within the scope of the affected accounting guidance. Certain amendments in the update require transition guidance and are effective for all entities for fiscal years, and interim periods within those years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. The Company is currently evaluating the impact this will have on the consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”). ASU 2014-09 provides a single, comprehensive accounting model for revenues arising from contracts with customers that supersedes most of the existing revenue recognition guidance, including industry-specific guidance. Under this model, revenue is recognized at an amount that an entity expects to be entitled to upon transferring control of goods or services to a customer, as opposed to when risks and rewards transfer to a customer under existing revenue recognition guidance. ASU 201-09 is effective for the Company beginning in its fiscal year 2018, and may be applied retrospectively to all prior periods presented or through a cumulative adjustment to the opening retained earnings balance in the year of adoption. The Company is currently in the process of evaluating the impact of ASU 2014-09 on its consolidated financial statements.

(2)           COMMITMENTS

(a)           Related Party Transactions

The Company leases its main Gardner facility from a corporation owned by Mr. Richard E. Forkey, who resigned from our board of directors on July 9, 2014. The Company is currently a tenant-at-will, paying rent of $9,000 per month. Total rent expense paid or accrued to such related party was $108,000 in each of fiscal years 2015 and 2014, and is included in the Company’s accompanying consolidated statements of operations.

Transactions with Stockholders Known by the Company to Own 5% or More of the Company’s Common Stock

On July 1 through July 7, 2014, the Company closed agreements with institutional and accredited investors (the “Investors”) for the sale and purchase of 1,717,152 shares of the Company’s common stock, $0.01 par value at a purchase price of $0.60 per share. The Company received $1,030,291 in gross proceeds from the offering. The Company used the net proceeds from this placement for general working capital purposes. Of this amount, $50,000 was received in June 2014 and the remainder was received in July 2014.

In conjunction with the placement, the Company also entered into a registration rights agreement with the Investors, whereby the Company was obligated to file a registration statement with the Securities Exchange Commission on or before 45 calendar days after July 1, 2014 to register the resale by the investors of the 1,717,152 shares of the common stock purchased in the placement. Subsequent to the execution of the agreement, the parties agreed to extend the time period by which the Company was obligated to file a registration statement with the Securities Exchange Commission. The registration statement was filed with the Securities Exchange Commission on October 9, 2014, in accordance with the extended timetable, and became effective on October 30, 2014.

Pursuant to the above transaction, Mr. Arnold Schumsky purchased 83,334 shares of common stock in exchange for an aggregate price of $50,000 and MHW Capital Partners, LP purchased 125,000 shares of common stock in exchange for an aggregate price of $75,000. Arnold Schumsky and MHW Capital Partners, LP were beneficial owners of more than 5% of the Company’s outstanding common stock at the time of the transaction. Mr. Woodward is the principal of MHW Capital Partners, LP, and holds the power to vote and direct the disposition of the shares of common stock owned by MHW Partners, LP. Pursuant to the transaction described above, Mr. Woodward was subsequently appointed as Chairman of the Company’s Board of Directors on July 9, 2014.

(b)           Operating Lease Commitments

The Company has entered into operating leases for its office space and equipment that expire at various dates through fiscal year 2016. Total future minimum rental payments under all non-cancelable operating leases are $13,780 in fiscal year 2015.

Rent expense on operating leases, excluding the related party rent described above, was $58,077 and $68,232 for the years ended June 30, 2015 and 2014, respectively.

F-17

(3)           STOCKHOLDERS’ EQUITY

(a)           Stock Options

Stock-based compensation costs recognized during the year ended June 30, 2015 and 2014 amounted to $125,675 and $141,033 respectively, and were included in the accompanying consolidated statements of operations in: selling, general and administrative expenses (2015 — $107,300; 2014 — $134,800), cost of goods sold (2015 — $0; 2014 — $4,033), and research and development expenses, net (2015 — $18,375; 2014 — $2,200). No compensation has been capitalized because such amounts would have been immaterial. There was no net income tax benefit recognized related to such compensation for the years ended June 30, 2015 or 2014, as the Company is currently in a loss position. There were 714,000 stock options granted during the year ended June 30, 2015 and 9,000 stock options granted during the year ended June 30, 2014.

As of June 30, 2015, the unrecognized compensation costs related to options vesting in the future is $0. The Company uses the Black-Scholes option-pricing model as the most appropriate method for determining the estimated fair value for the stock awards. The Black-Scholes method of valuation requires several assumptions: (1) the expected term of the stock award; (2) the expected future stock volatility over the expected term; and (3) risk-free interest rate. The expected term represents the expected period of time the Company believes the options will be outstanding based on historical information. Estimates of expected future stock price volatility are based on the historic volatility of the Company’s common stock and the risk free interest rate is based on the U.S. Zero-Bond rate. The Company utilizes a forfeiture rate based on an analysis of the Company’s actual experience. The fair value of options at date of grant was estimated with the following assumptions for options granted in fiscal 2015:

Year Ended
June 30, 2015
Assumptions:
Option life	5.3 years
Risk-free interest rate	2.65%
Stock volatility	487%
Dividend yield	0
Weighted average fair value of grants	$0.73

Stock Option and Other Compensation Plans:

The type of share-based payments currently utilized by the Company is stock options.

The Company has various stock option and other compensation plans for directors, officers, and employees. The Company has the following stock option plans outstanding as of June 30, 2015: the Precision Optics Corporation, Inc. 2011 Equity Incentive Plan (the “2011 Plan”); the Precision Optics Corporation, Inc. 2006 Equity Incentive Plan (the “2006 Plan”), and the Precision Optics Corporation, Inc. Amended and Restated 1997 Incentive Plan (the “1997 Plan”). Vesting periods under the 2011 Plan, the 2006 Plan, and the 1997 Plan are at the discretion of the Board of Directors and typically average three to five years. Options under these Plans are granted at fair market value on the date of grant and have a term of ten years from the date of grant.

The 2011 Plan, which provides eligible participants (certain employees, directors, consultants, etc.) the opportunity to receive a broad variety of equity based and cash awards. Options granted vest and are exercisable for periods determined by the Board of Directors, not to exceed 10 years from the date of grant. On April 16, 2015, the Board of Directors approved an amendment to the 2011 Equity Incentive Plan which increased the maximum number of shares of the Company’s common stock that may be awarded under the Plan from 325,000 to 1,825,000, an increase of 1,500,000 shares. In connection therewith, on April 20, 2015, the Company filed a registration statement on Form S-8 to register the 1,500,000 shares of the Company’s common stock. At June 30, 2015, a total of 889,102 stock options are outstanding and 968,596 shares of common stock were available for future grants under the 2011 Plan.

The 2006 Plan, which provides eligible participants (certain employees, directors, consultants, etc.) the opportunity to receive a broad variety of equity based and cash awards. Options granted vest and are exercisable for periods determined by the Board of Directors, not to exceed 10 years from the date of grant. A total of 139,898 shares of common stock, including shares rolled forward from the 1997 Plan, have been reserved for issuance under the 2006 Plan. At June 30, 2015, a total of 139,898 stock options are outstanding and no shares of common stock are available for future grants under the 2006 Plan.

The 1997 Plan provided eligible participants (certain employees, directors, consultants, etc.) the opportunity to receive a broad variety of equity based and cash awards. Options granted vested and were exercisable for periods determined by the Board of Directors, not to exceed 10 years from the date of grant. Options for a total of 50,079 shares of common stock were outstanding at June 30, 2015 under the 1997 Plan, as amended and restated in fiscal year 2006. Upon the adoption of the 2006 Plan, no new awards were granted under the 1997 Plan. No shares are available for future grants under the 1997 Plan.

F-18

The following tables summarize stock option activity for the years ended June 30, 2015 and 2014:

	Options Outstanding
	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Life
Outstanding at July 1, 2013	400,087	$4.49	6.27 years
Grants	9,000	$0.90
Outstanding at June 30, 2014	409,087	$4.41	6.27 years
Grants	714,000	$0.75
Cancellations	(44,008)	$18.04
Outstanding at June 30, 2015	1,079,079	$1.43	8.46 years

Information related to the stock options outstanding as of June 30, 2015 is as follows:

Range of Exercise Prices	Number of Shares	Weighted-Average Remaining Contractual Life (years)	Weighted-Average Exercise Price	Exercisable Number of Shares	Exercisable Weighted-Average Exercise Price
$0.73	319,000	9.89	$0.73	0	$0.73
$0.73	330,000	9.89	$0.73	110,000	$0.73
$0.90	35,000	9.03	$0.90	17,500	$0.90
$0.90	30,000	9.03	$0.90	30,000	$0.90
$1.20	207,800	6.68	$1.20	207,800	$1.20
$0.90	9,000	8.52	$0.90	9,000	$0.90
$0.85	9,000	7.52	$0.85	9,000	$0.85
$0.55	44,000	6.62	$0.55	44,000	$0.55
$0.27	40,000	6.04	$0.27	40,000	$0.27
$1.35	1,200	4.41	$1.35	1,200	$1.35
$1.25	1,200	3.41	$1.25	1,200	$1.25
$6.25	1,600	1.42	$6.25	1,600	$6.25
$7.75	1,200	2.41	$7.75	1,200	$7.75
$11.50	800	0.42	$11.50	800	$11.50
$13.75	49,279	0.86	$13.75	49,279	$13.75
$0.27–$13.75	1,079,079	8.46	$1.43	522,579	$2.17

The aggregate intrinsic value of the Company’s “in-the-money” outstanding and exercisable options as of June 30, 2015 was $40,980 and $30,200, respectively.

(b)           Warrants

As of June 30, 2015, there are warrants outstanding for the issuance of an aggregate of 3,270,444 shares of common stock, at a weighted average exercise price of $1.12 per share.

(c)            Sale of Stock

On July 1 through July 7, 2014, the Company closed on agreements with institutional and accredited investors (the “Investors”) for the sale and purchase of 1,717,152 shares of the Company’s common stock, $0.01 par value at a purchase price of $0.60 per share (the “Shares”). The Company received $1,030,291 in gross proceeds from the offering. The Company used the majority of the net proceeds from this placement for general working capital purposes. Of this amount, $50,000 was received in June 2014 and the remainder was received in July 2014.

In conjunction with the placement, the Company also entered into a registration rights agreement with the Investors, whereby the Company was obligated to file a registration statement with the Securities Exchange Commission on or before forty-five calendar days after July 1, 2014 to register the resale by the Investors of the 1,717,152 shares of the common stock purchased in the placement. Subsequent to the execution of the agreement, the parties agreed to extend the time period by which the Company was obligated to file a registration statement with the Securities Exchange Commission. The registration statement was filed with the Securities Exchange Commission on October 9, 2014, in accordance with the extended timetable, and became effective on October 30, 2014.

F-19

In conjunction with the offering, certain anti-dilution provisions of the warrants issued in conjunction with the Company’s June 25, 2008 and September 28, 2012 financing transactions were triggered. As a result, the number of existing June 25, 2008 warrants increased from 430,678 to 493,398 and the related exercise price of the warrants decreased from $1.18 per share to $1.03 per share. Also, as a result of the offering, the number of existing September 28, 2012 warrants increased from 1,944,475 to 2,189,724 and 194,446 to 217,322, respectively, and the related exercise price decreased from $1.25 to $1.11 and from $0.95 to $0.85, respectively.

(4)            INCOME TAXES

The Company has identified its federal tax return and its state tax return in Massachusetts as “major” tax jurisdictions. The periods subject to examination for its federal and state income tax returns are the years ended in 2013 and thereafter. The Company believes its income tax filing positions and deductions will be sustained on audit and it does not anticipate any adjustments that would result in a material change to its financial position. Therefore, no liabilities for uncertain income tax positions have been recorded.

The provision for income taxes in the accompanying consolidated statements of operations consists of the minimum statutory state income tax liability of $912 for the years ended June 30, 2015 and 2014.

A reconciliation of the federal statutory rate to the Company’s effective tax rate for the fiscal years ended June 30, 2015 and 2014 is as follows

	2015	2014
Income tax expense (benefit) at federal statutory rate	(34.0)%	(34.0)%
Increase (decrease) in tax resulting from:
State taxes, net of federal benefit	(5.3)	(5.3)
Change in valuation allowance	36.9	15.0
Nondeductible items	0.2	0.3
Prior-year tax adjustments	(2.1)	14.0
Other	4.2	9.9
Effective tax rate	(0.1)%	(0.1)%

The components of deferred tax assets and liabilities at June 30, 2015 and 2014 are approximately as follows:

	2015	2014
Deferred tax assets:
Net operating loss carry forwards	$3,161,000	$2,747,000
Tax credit carry forwards	414,000	405,000
Reserves and accruals not yet deducted for tax purposes	305,000	286,000
Total deferred tax assets	3,880,000	3,438,000
Valuation allowance	(3,880,000)	(3,438,000)
Net deferred tax asset	$–	$–

The Company has provided a valuation allowance to reduce the net deferred tax asset to an amount the Company believes is “more likely than not” to be realized. The valuation allowance increased in fiscal 2015, as compared to the prior year, by approximately $442,000.

At June 30, 2015, the Company had federal and state net operating loss carry forwards of approximately $7,654,000 and $3,100,000, respectively, which will, if not used, expire at various dates from 2016 through 2034. In addition, the Company had net operating loss carry forwards from its Hong Kong operations of approximately $2,252,000, which carry forward indefinitely.

(5)            PROFIT SHARING PLAN

The Company has a defined contribution 401(k) profit sharing plan. Employer profit sharing and matching contributions to the plan are discretionary. No employer profit sharing or matching contributions were made to the plan in fiscal years 2015 and 2014.

(6)            SALE OF ASSETS

In fiscal year 2015, the Company sold equipment that was previously written off for proceeds totaling $27,075 and recorded a gain of $27,075.  In fiscal year 2014, the Company sold equipment that was previously written off for proceeds totaling $14,028 and recorded a gain of $14,028. These gains are included within operating expenses in the accompanying consolidated statements of operations.

F-20

(7)            OTHER INCOME

Other income in the amount of $35,172 for the year ended June 30, 2015 represents non-cash gains on the settlement of liabilities for services rendered to the Company, by issuing 82,222 shares of common stock in January and 45,000 shares in May 2015. The non-cash gain is the difference between the recorded amount of the liabilities and the value of the stock when issued.

F-21

PROSPECTUS

PRECISION OPTICS CORPORATION, INC.

OFFERING UP TO 1,648,249 SHARES OF COMMON STOCK

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of the issuance and distribution of the securities registered under this prospectus are denoted below. Please note that all amounts are estimates other than the Commission’s registration fee.

Amount to be paid

Approximate SEC registration fee	$58
Transfer agent fees	$200
Accounting fees and expenses	$5,000
Legal fees and expenses	$15,000
Miscellaneous (including EDGAR filing fees)	$2,742

Total	$23,000

We will pay all expenses of the offering listed above from cash on hand. No portion of these expenses will be borne by the selling stockholders.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

We are organized under the laws of the Commonwealth of Massachusetts. Our officers and directors are indemnified as provided by the Massachusetts Business Corporation Act as set forth in Chapter 156D of the General Laws of Massachusetts, our Articles of Organization, as amended, and our Bylaws.

Section 2.02(b)(4) of the Massachusetts Business Corporation Act (the “MBCA”) provides that a corporation may, in its articles of organization, eliminate or limit a director’s personal liability to the corporation for monetary damages for breaches of fiduciary duty, except in circumstances involving (1) a breach of the director’s duty of loyalty to the corporation or its shareholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) improper distributions, and (4) transactions from which the director derived an improper personal benefit.

Section 8.52 of the MBCA provides that we must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of our Company against reasonable expenses incurred by him in connection with the proceeding.

In addition, under Section 8.51 of the MBCA, we may indemnify a director against liability incurred in a proceeding if:

(1)	(i) he conducted himself in good faith; (ii) he reasonably believed that his conduct was in the best interests of our Company or that his conduct was at least not opposed to the best interests of our Company; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or

(2)	he engaged in conduct for which he shall not be liable as provided in our Articles of Organization, as amended, which may limit personal liability of a director as provided in the General Laws of Massachusetts.

The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the director did not meet the relevant standard of conduct described in Section 8.51 of the MBCA.

Section 8.56 of the MBCA permits a corporation to indemnify an officer (1) under those circumstances in which the corporation would be allowed to indemnify a director and (2) if such officer is not a director of the corporation, to such further extent as the corporation chooses provided that the liability does not arise out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Section 8.56 of the MBCA further requires that a corporation indemnify an officer who was wholly successful on the merits or otherwise in the defense of any proceeding to which such officer was a party because he was a director of the corporation.

Prior to the final disposition of a proceeding involving a director or officer, Sections 8.53 and 8.56 of the MBCA allow us to pay for or reimburse reasonable expenses. As a condition, the director or officer must deliver a written undertaking to repay the funds if the individual is determined not to have met the relevant standard of conduct, which determination is made in the same manner as the determination of whether an individual is entitled to indemnification. This undertaking may be accepted without security and without regard to the individual’s financial ability to make repayment. Another condition to advancement of expenses is that the individual submit a written affirmation of his or her good faith that he or she has met the standard of conduct necessary for indemnification (or that the matter involved conduct for which liability has been eliminated pursuant to the charter exculpation provision referred to above). Furthermore, Section 8.54 of the MBCA provides that a court may direct a corporation to indemnify a director or officer under certain circumstances.

II-1

Section 8.58 of the MBCA allows a corporation to obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification to a director or officer or to advance funds or reimburse expenses. Such a commitment may be made in the corporation’s articles of organization or bylaws or in a resolution adopted or a contract approved by the board of directors or the shareholders.

Under Section 8.51(b) of the MBCA, a director’s conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement that his conduct was at least not opposed to the best interests of the corporation. Unless ordered by a court as provided in the statute, we may not indemnify a director if his conduct did not satisfy the standards set forth above.

Our Articles of Organization, as amended, provide that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the MBCA, or Massachusetts Business Corporation Act, as in effect at the time such liability is determined. Our Bylaws provide that we shall indemnify our directors and officers (including persons who serve at our request as directors, officers, or trustees of another organization, or in any capacity with respect to any employee benefit plan) to the full extent permitted by the laws of the Commonwealth of Massachusetts against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise, or as fines and penalties, and counsel fees, reasonably incurred by him or her in connection with the defense or disposition of any action, suit, or other proceeding, whether civil or criminal, in which he or she may be involved or with which he or she may be threatened while in office or thereafter, by reason of his or her being or having been such a director or officer, except with respect to any matter as to which he or she shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interest of our Company (any person serving another organization in one or more of the indicated capacities at the request of the corporation who shall have acted in good faith in the reasonable belief that his or her action was in the best interest of such other organization to be deemed as having acted in such manner with respect to the corporation), or, to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of an employee benefit plan. In addition, we hold a Director and Officer Liability and Corporate Indemnification Policy.

RECENT SALES OF UNREGISTERED SECURITIES

Following are the sales of unregistered securities since January 1, 2013.

On February 12, 2013, we entered into a settlement agreement with two of our stockholders, Special Situations Fund III QP, L.P. and Special Situations Private Equity Fund, L.P. (along with Special Situations Fund III QP, L.P., “Special Situations”). Under the terms of the settlement agreement, we agreed to: (a) issue an aggregate of (i) 350,000 shares of our common stock, and (ii) warrants to purchase an aggregate of 350,000 shares of our common stock (the “Securities”), and (b) amend the expiration date of the warrants issued to Special Situations in conjunction with our June 25, 2008 private placement (the “2008 Warrants”), as payment in full of the alleged damages sought by Special Situations. The expiration date of the 2008 Warrants shall be amended from June 25, 2015 to May 11, 2017. The new warrants to be issued in connection with the settlement agreement will have an exercise price of $1.50 per share, subject to adjustment, will expire three years from February 12, 2013, and are exercisable in whole or in part, at any time prior to expiration. We valued the securities issued to Special Situations at $595,000.

On February 12, 2013, we entered into a settlement agreement with one of our directors and stockholders, Joel Pitlor (the “Pitlor Settlement Agreement”). Under the terms of the Pitlor Settlement Agreement, we agreed to issue 10,000 shares of our common stock and warrants to purchase 10,000 shares of our common stock as payment in full of any amounts due to Mr. Pitlor under the registration rights agreement we entered into with Mr. Pitlor, and other parties, on February 1, 2007. The warrants to be issued in connection with the Pitlor Settlement Agreement will have an exercise price of $1.50 per share, subject to adjustment, will expire three years from February 12, 2013, and are exercisable in whole or in part, at any time prior to expiration. We valued the securities issued to Mr. Pitlor at $17,000.

On February 12, 2013, we also entered into a settlement agreement with one of our stockholders, Arnold Schumsky (the “Schumsky Settlement Agreement”). The terms of the Schumsky Settlement Agreement and the accompanying Form of Warrant are substantially similar to the terms of the Pitlor Settlement Agreement and the accompanying Form of Warrant. Under the terms of the Schumsky Settlement Agreement, we have agreed to issue 10,000 shares of our common stock and warrants to purchase 10,000 shares of our common stock as payment in full of any amounts due to Mr. Schumsky under the registration rights agreement we entered into with Mr. Schumsky, and other parties, on February 1, 2007 and under the registration rights agreement we entered into with Mr. Schumsky, and other parties, on June 25, 2008. The warrants to be issued in connection with the Schumsky Settlement Agreement will have an exercise price of $1.50 per share, subject to adjustment, will expire three years from February 12, 2013, and are exercisable in whole or in part, at any time prior to expiration. We valued the securities issued to Mr. Schumsky at $17,000.

II-2

On February 15, 2013, we issued 6,000 unregistered shares of our common stock to a consultant as consideration for consulting services, and such shares were valued at $4,740.

On July 1 through July 7, 2014, we closed agreements with institutional and accredited investors for the sale and purchase of 1,717,152 shares of our common stock, $0.01 par value at a purchase price of $0.60 per share. We received $1,030,291 in gross proceeds from the offering. We anticipate using the net proceeds from this placement for general working capital purposes. Of this amount, $50,000 was received in June 2014 and the remainder was received in July 2014.

In conjunction with the placement, we also entered into a registration rights agreement with the investors, whereby we were obligated to file a registration statement with the Securities Exchange Commission on or before forty-five calendar days after July 1, 2014 to register the resale by the investors of the 1,717,152 shares of the common stock purchased in the placement. Subsequent to the execution of the agreement, the parties agreed to extend the time period by which we are obligated to file a registration statement with the Securities Exchange Commission.

On July 22, 2014, we issued 78,000 restricted shares of our common stock to Mr. Jeff DiRubio as compensation for services rendered to us.

On July 22, 2014, we issued 12,298 restricted shares of our common stock to Mr. Kevin Dahill as compensation for services rendered to us.

On May 21, 2015, we issued 45,000 restricted shares of our common stock valued at $0.60 per share to Mr. Donald Major as compensation for consulting services rendered to us.

On October 19, 2015, we closed on agreements with institutional and accredited investors for the sale and purchase of 1,044,776 shares of our common stock, $0.01 par value at a purchase price of $0.67 per share.

We received $700,000 in gross proceeds from the offering, we anticipate using the net proceeds from this placement for general working capital.

In conjunction with the placement, we also entered into a registration rights agreement with the investors, whereby we are obligated to file a registration statement with the Securities Exchange Commission on or before ninety calendar days after October 19, 2015 to register the resale by the investors of the 1,04,776 shares of the common stock purchased in the placement.

We relied on the Section 4(a)(2) exemption from securities registration under the federal securities laws for transactions not involving any public offering. No advertising or general solicitation was employed in offering the securities, the securities were issued to accredited investors, the securities were offered for investment purposes only and not for the purpose of resale of distribution, and the transfers thereof was appropriately restricted by us.

II-3

EXHIBTS AND FINANCIAL STATEMENT SCHEDULES

Exhibit	Description

2.1	Asset Purchase Agreement between the Company and Optometrics Corporation, dated January 18, 2008 (included as Exhibit 2.1 to the Form 8-K filed January 25, 2008 and incorporated herein by reference).

3.1	Articles of Organization of Precision Optics Corporation, Inc., as amended (included as Exhibit 3.1 to the Form SB-2 filed March 16, 2007 and incorporated herein by reference).

3.2	Bylaws of Precision Optics Corporation, Inc. (included as Exhibit 3.2 to the Form S-1 filed December 18, 2008 and incorporated herein by reference).

3.3	Articles of Amendment to the Articles of Organization of Precision Optics Corporation, Inc., dated November 25, 2008 and effective December 11, 2008 (included as Exhibit 3.1 to the Form 8-K filed December 11, 2008 and incorporated herein by reference).

3.4	Amended and Restated Bylaws of Precision Optics Corporation, Inc. (included as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed July 11, 2014 and incorporated herein by reference).

4.1	Registration Rights Agreement by and among the Company and each investor named therein, dated February 1, 2007 (included as Exhibit 4.1 to the Form 8-K filed February 2, 2007 and incorporated herein by reference).

4.2	Form of Warrant to Purchase Shares of Common Stock (included as Exhibit 4.2 to the Form 8-K filed February 2, 2007 and incorporated herein by reference).

4.3	Registration Rights Agreement by and among the Company and each investor named therein, dated June 25, 2008 (included as Exhibit 4.1 to the Form 8-K filed June 27, 2008 and incorporated herein by reference).

4.4	Form of Warrant to Purchase Shares of Common Stock, dated June 25, 2008 (included as Exhibit 4.2 to the Form 8-K filed June 27, 2008 and incorporated herein by reference).

4.5	Form of 10% Senior Secured Convertible Note, dated June 25, 2008 (included as Exhibit 4.3 to the Form 8-K filed June 27, 2008 and incorporated herein by reference).

4.6	Form of Warrant to Purchase Shares of Common Stock, dated September 28, 2012 (included as Exhibit 4.1 to the Form 8-K filed October 2, 2012 and incorporated herein by reference).

4.7	Registration Rights Agreement by and among the Company and each investor named therein, dated September 28, 2012 (included as Exhibit 4.2 to the Form 8-K filed October 2, 2012 and incorporated herein by reference).

4.8	Warrant to Purchase Shares of Common Stock issued to Loewen, Ondaatje, McCutcheon USA LTD, dated September 28, 2012 (included as Exhibit 4.3 to the Form 8-K filed October 2, 2012 and incorporated herein by reference).

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4.9	Form of Warrant to Purchase Shares of Common Stock (Special Situations Settlement), dated February 12, 2013 (included as Exhibit 4.1 to the Form 8-K filed February 13, 2013 and incorporated herein by reference).

4.10	Registration Rights Agreement by and among the Company, Special Situations Fund III QP, L.P. and Special Situations Private Equity Fund, L.P., dated February 12, 2013 (included as Exhibit 4.2 to the Form 8-K filed February 13, 2013 and incorporated herein by reference).

4.11	Form of Warrant to Purchase Shares of Common Stock (Pitlor and Schumsky Settlement), dated February 12, 2013 (included as Exhibit 4.3 to the Form 8-K filed February 13, 2013 and incorporated herein by reference).

5.1*	Legal Opinion of Amy M. Trombly, Esq.

10.1	Precision Optics Corporation, Inc. 1997 Incentive Plan, as amended and restated (included as Exhibit 10.1 to the Form 10-QSB filed November 13, 2003 and incorporated herein by reference).

10.2	Precision Optics Corporation, Inc. 2006 Equity Incentive Plan (included as Exhibit 99.1 to the Form 8-K filed December 4, 2006 and incorporated herein by reference).

10.3	Purchase Agreement by and among the Company and each investor named therein, dated February 1, 2007 (included as Exhibit 10.1 to the Form 8-K filed February 2, 2007 and incorporated herein by reference).

10.4	Form of Incentive Stock Option Certificate (included as Exhibit 10.1 to the Form 10-QSB filed February 14, 2007 and incorporated herein by reference).

10.5	Form of Nonstatutory Stock Option Certificate (included as Exhibit 10.2 to the Form 10-QSB filed February 14, 2007 and incorporated herein by reference).

10.6	Purchase Agreement by and among the Company and each investor named therein, dated June 25, 2008 (included as Exhibit 10.1 to the Form 8-K filed June 27, 2008 and incorporated herein by reference).

10.7	Pledge and Security Agreement by and among the Company and each investor named therein, dated June 25, 2008 (included as Exhibit 10.2 to the Form 8-K filed June 27, 2008 and incorporated herein by reference).

10.8	Consulting Agreement between the Company and Jack P. Dreimiller, dated August 15, 2008 (included as Exhibit 10.1 to the Form 8-K filed August 18, 2008 and incorporated herein by reference).

10.9	Side Letter Agreement between the Company and the investors signatory to the Purchase Agreement, dated November 25, 2008 (included as Exhibit 10.1 to the Form 8-K filed December 11, 2008 and incorporated herein by reference).

10.10	Side Letter Agreement between the Company and the holders signatory to the 10% Senior Secured Convertible Note, dated December 11, 2008 (included as Exhibit 10.15 to the Form S-1 filed December 18, 2008 and incorporated herein by reference).

10.11	Side Letter Agreement between the Company and the holders signatory to the 10% Senior Secured Convertible Note, dated April 2, 2009 (included as Exhibit 10.16 to the Form S-1/A filed April 6, 2009 and incorporated herein by reference).

10.12	Compensation Agreement with Richard E. Forkey, dated December 3, 2010 (included as Exhibit 10.11 to the Form 8-K filed December 6, 2010 and incorporated herein by reference).

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10.13	Compensation Agreement with Joseph N. Forkey, dated December 3, 2010 (included as Exhibit 10.12 to the Form 8-K filed December 6, 2010 and incorporated herein by reference).

10.14	Compensation Agreement with Joel R. Pitlor, dated December 3, 2010 (included as Exhibit 10.13 to the Form 8-K filed December 6, 2010 and incorporated herein by reference).

10.15	Asset Purchase Agreement between the Company and Intuitive Surgical Operations, Inc., dated July 27, 2011 (included as Exhibit 10.1 to the Form 8-K filed August 3, 2011 and incorporated herein by reference).

10.16	Amendment to Pledge and Security Agreement by and among the Company and each investor named therein, dated July 27, 2011 (included as Exhibit 10.2 to the Form 8-K filed August 3, 2011 and incorporated herein by reference).

10.17	Demand Note in the amount of $10,000, dated July 13, 2011, issued by the Company to Dr. Joseph N. Forkey (included as Exhibit 10.22 to the Form 10-K filed September 28, 2011, and incorporated herein by reference.)

10.18	Precision Optics Corporation, Inc. 2011 Equity Incentive Plan, dated October 13, 2011 (included as Exhibit 10.2 to Form S-8 filed October 14, 2011, and incorporated herein by reference.)

10.19	Precision Optics Corporation, Inc. 2011 Deferred Compensation Plan, dated October 13, 2011 (included as Exhibit 10.3 to Form S-8 filed October 14, 2011, and incorporated herein by reference.)

10.20	Side Letter Agreement to the Compensation Agreement with Richard E. Forkey, dated October 14, 2011 (included as Exhibit 10.4 to the Form 8-K filed October 19, 2011 and incorporated herein by reference).

10.21	Side Letter Agreement to the Compensation Agreement with Joseph N. Forkey, dated October 14, 2011 (included as Exhibit 10.5 to the Form 8-K filed October 19, 2011 and incorporated herein by reference).

10.22	Side Letter Agreement to the Compensation Agreement with Joel N. Pitlor, dated October 14, 2011 (included as Exhibit 10.6 to the Form 8-K filed October 19, 2011 and incorporated herein by reference).

10.23	Endorsement to 10% Senior Secured Convertible Note by the Company, dated October 31, 2011, and accepted by Special Situations Private Equity Fund, L.P. (included as Exhibit 10.2 to the Form 8-K filed November 3, 2011 and incorporated herein by reference).

10.24	Endorsement to 10% Senior Secured Convertible Note by the Company, dated October 31, 2011, and accepted by Special Situations Fund III QP, L.P. (included as Exhibit 10.3 to the Form 8-K filed November 3, 2011 and incorporated herein by reference).

10.25	Endorsement to 10% Senior Secured Convertible Note by the Company, dated July 31, 2012, and accepted by Arnold Schumsky (included as Exhibit 10.27 to the Form 10-K filed October 15, 2012, and incorporated herein by reference.)

10.26	Endorsement to 10% Senior Secured Convertible Note by the Company, dated August 31, 2012, and accepted by Arnold Schumsky (included as Exhibit 10.28 to the Form 10-K filed October 15, 2012, and incorporated herein by reference.)

10.27	Notice of Repayment of 10% Senior Secured Convertible Note in Full by the Company, dated September 28, 2012, and accepted by Arnold Schumsky (included as Exhibit 10.29 to the Form 10-K filed October 15, 2012, and incorporated herein by reference.)

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10.28	Purchase Agreement by and among the Company and each investor named therein, dated September 28, 2012 (included as Exhibit 10.1 to the Form 8-K filed October 2, 2012 and incorporated herein by reference).

10.29	Settlement Agreement by and among the Company, Special Situations Fund III QP, L.P. and Special Situations Private Equity Fund, L.P., dated February 12, 2013 (included as Exhibit 10.1 to the Form 8-K filed February 13, 2013 and incorporated herein by reference).

10.30	Settlement Agreement by and between the Company and Joel Pitlor, dated February 12, 2013 (included as Exhibit 10.2 to the Form 8-K filed February 13, 2013 and incorporated herein by reference).

10.31	Settlement Agreement by and between the Company and Arnold Schumsky, dated February 12, 2013 (included as Exhibit 10.3 to the Form 8-K filed February 13, 2013 and incorporated herein by reference).

10.32	Form of Purchase Agreement by and among the Company and investor (included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 7, 2014 and incorporated herein by reference).

10.33	Form of Registration Rights Agreement by and among the Company and investor (included as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed July 7, 2014 and incorporated herein by reference).

10.34	Precision Optics Corporation, Inc. Amended 2011 Equity Incentive Plan, dated October 14, 2011, as amended on April 16, 2015 (included as Exhibit 10.1 to the Company’s Registration Statement on Form S-8 filed April 20, 2015, and incorporated herein by reference).

10.35	Form of Purchase Agreement by and among the Company and investor (included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed October 23, 2015 and incorporated herein by reference).

10.36	Form of Registration Rights Agreement by and among the Company and investors (included as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on October 23, 2015 and incorporated herein by reference).

14.1	Precision Optics Corporation, Inc. Corporate Code of Ethics and Conduct (included as Exhibit 14.1 to the Form 10-K filed September 28, 2008 and incorporated herein by reference).

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Amy M. Trombly (incorporated in Exhibit 5.1).

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

* Filed herewith.

Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

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UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	(i)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a) (1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(h)	(3)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Gardner, Commonwealth of Massachusetts, on February 1, 2016.

PRECISION OPTICS CORPORATION, INC.

By:	/s/ Joseph N. Forkey
Joseph N. Forkey
Chief Executive Officer, President and Treasurer
(Principal Executive Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Capacity	Date

/s/ Joseph N. Forkey Joseph N. Forkey	Chief Executive Officer, President, and Treasurer (Principal Executive Officer)	February 1, 2016

/s/ Jack P. Dreimiller Jack P. Dreimiller	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 1, 2016

*	Executive Vice President for Corporate Development and Director	February 1, 2016
Donald A. Major

*	Chairman of the Board	February 1, 2016
Peter H. Woodward

*	Director	February 1, 2016
Richard B. Miles

*	Director	February 1, 2016
Joel R. Pitlor

* Kenneth S. Schwartz	Director	February 1, 2016

* Signed by power of attorney.

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